Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 11, 2019

among

MSGN HOLDINGS, L.P.,

the Company,

CERTAIN SUBSIDIARIES OF THE COMPANY,

MSGN EDEN, LLC and REGIONAL MSGN HOLDINGS LLC

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

MUFG BANK, LTD.,

THE BANK OF NOVA SCOTIA,

WELLS FARGO BANK, N.A.,

FIFTH THIRD BANK,

SUNTRUST ROBINSON HUMPHREY, INC. and

TD BANK, N.A.,

as Joint Book Runners,

BOFA SECURITIES, INC.,

MUFG BANK, LTD.,

THE BANK OF NOVA SCOTIA and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents,

and

FIFTH THIRD BANK,

SUNTRUST ROBINSON HUMPHREY, INC. and

TD BANK, N.A.,

as Co-Documentation Agents

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Schedule 1.01(a)	Guarantors
Schedule 1.01(b)	Excluded Assets
Schedule 1.01(c)	Affiliation Agreements
Schedule 1.01(d)	Sports Telecast Rights Agreements
Schedule 1.01(e)	Cablevision Spin Agreements
Schedule 1.01(f)	MSG Spin Agreements
Schedule 1.01(g)	Subsidiaries Excluded for Financial Statement Variance Purposes
Schedule 2.01	Commitments and Applicable Percentages
Schedule 2.03	Existing Letters of Credit
Schedule 6.02(i)	Restricted Subsidiaries
Schedule 6.02(ii)	Unrestricted Subsidiaries
Schedule 6.02(iii)	Excluded Subsidiaries
Schedule 6.03	Required Consents, League and Regulatory Approvals
Schedule 6.05	Existing Litigation
Schedule 6.14	Collective Bargaining Agreements
Schedule 6.15	Existing Investments
Schedule 7.14	Existing Indebtedness
Schedule 7.15	Existing Guarantees
Schedule 7.16	Existing Liens
Schedule 7.20	Transactions with Affiliates
Schedule 7.26	Negative Pledge
Schedule 10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBIT A-1	Form of Committed Revolving Loan Notice
EXHIBIT A-2	Form of Swing Line Loan Notice
EXHIBIT A-3	Form of Committed Term Loan Notice
EXHIBIT B-1	Form of Revolving Credit Note
EXHIBIT B-2	Form of Incremental Revolving Credit Note
EXHIBIT B-3	Form of Term Note
EXHIBIT B-4	Form of Incremental Term Loan Note
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D-1	Form of Certificate as to Quarterly Financial Statements
EXHIBIT D-2	Form of Certificate as to Annual Financial Statements
EXHIBIT E	Form of Opinion of Internal Counsel for the Company and the Restricted Subsidiaries
EXHIBIT F	Form of Opinion of Sullivan & Cromwell LLP, Counsel to the Loan Parties

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EXHIBIT G	Form of Assignment and Assumption Agreement
EXHIBIT H-1	Form of Incremental Revolving Credit Supplement
EXHIBIT H-2	Form of Incremental Term Loan A Supplement (Term Loan A)
EXHIBIT H-3	Form of Incremental Term Loan B Supplement (Term Loan B)
EXHIBIT I	Master Subordinated Intercompany Note

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of October 11, 2019, among MSGN HOLDINGS, L.P., a Delaware limited partnership (the “Company”), the Restricted Subsidiaries (such term and each other capitalized term used but not defined in these recitals having the meaning ascribed thereto in Section 1.01 of this Credit Agreement) identified herein, as Guarantors, MSGN EDEN, LLC, a Delaware limited liability company (“MSGN Eden”), and REGIONAL MSGN HOLDINGS LLC, a Delaware limited liability company (together with MSGN Eden, the “Holdings Entities”, and individually each a “Holdings Entity”), the banks, financial institutions and other Persons which are parties hereto, together with their respective successors and assigns, as Lenders, the L/C Issuers from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer.

WHEREAS, the Company, certain of the Guarantors, the Holdings Entities, certain of the Lenders and the Administrative Agent are all parties to that certain Credit Agreement, dated as of September 28, 2015 (as amended, supplemented and otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Company, the Guarantors, the Lenders and the Administrative Agent all desire to amend and restate the Existing Credit Agreement as of the Effective Date to, among other things, extend the maturity dates of the “Initial Facilities” (as defined in the Existing Credit Agreement), and to make such other changes to the Existing Credit Agreement as more fully set forth herein, subject to the conditions to effectiveness set forth in Sections 5.01 and 5.02 of this Credit Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01    Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Adjusted Operating Income” means for any period, the following for the Company and the Restricted Subsidiaries for such period, each component determined on a consolidated basis in accordance with GAAP: (i) aggregate revenues, minus (ii) aggregate operating expenses (including direct operating and selling, general administrative), such expenses to exclude impairments of property, equipment and intangible assets, depreciation and amortization and charges and credits relating to employee and director stock plans and restructuring charges and credits, and in each case without duplication to exclude expenses allocated to Affiliates that are not Restricted Subsidiaries; provided, however, that for purposes of determining Adjusted Operating Income for any period (A) there shall be included any dividends and distributions to the extent paid in cash by an Unrestricted Subsidiary to the Company or any Restricted Subsidiary to

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the extent such dividend or distribution relates to net income earned or cash realized from operating activities by such Unrestricted Subsidiary in the immediately preceding 12 month period, (B) there shall be excluded all management fees paid by any Unrestricted Subsidiary to the Company or any Restricted Subsidiary during such period other than any such amounts settled in cash to the extent not in excess of 5% of Adjusted Operating Income as determined without including any such fees, (C) Adjusted Operating Income for such period shall be increased or reduced, as the case may be, by the Adjusted Operating Income of assets or businesses acquired or disposed of (provided that in each case it has an impact on Adjusted Operating Income of at least $500,000) (including by means of any re-designation of any subsidiary) by the Company or any Restricted Subsidiary on or after the first day of such period, determined on a pro forma basis reasonably satisfactory to the Administrative Agent (it being agreed that it shall be satisfactory to the Administrative Agent that such pro forma calculations may be based upon GAAP as applied in the preparation of the financial statements for the Company, delivered or deemed delivered pursuant to Section 7.01 rather than as applied in the financial statements of the company whose assets were acquired and may include, in the Company’s discretion, a reasonable estimate of savings under existing contracts resulting from any such acquisitions), as though the Company or such Restricted Subsidiary acquired or disposed of such assets on the first day of such period, and (D) there shall be excluded any gains or losses on sales or dispositions of businesses by the Company or any of its Restricted Subsidiaries. For purposes of this definition, operating revenues and operating expenses may exclude the following, provided that all exclusions for cash items (whether representing a cash item in the period in question or in a future period) shall be limited to an aggregate of $40,000,000 per year (the “Annual Cash Basket Amount”) and an aggregate of $75,000,000 during the period from the Effective Date through the Maturity Date of the Initial Facilities (the “Cash Basket Amount”): (1) provisions for severance obligations; (2) losses resulting from any write-off or write-down of Investments by the Company or any of its Restricted Subsidiaries; (3) the effect of the loss of any currently held real estate tax exemptions; (4) costs and expenses incurred to implement the Spin-Off, (5) amortization of production and development costs associated with shows or other content or the costs resulting from the cancellation of shows or other content or abandonment of shows or other content under development or write-off of any deferred production costs associated with shows; (6) losses resulting from currency fluctuations and any unrealized losses from hedging transactions; (7) pension curtailment or settlements; (8) other non-recurring, non-cash items in excess of $1,000,000; and (9) changes to US GAAP that would cause a covenant default (provided that the Company shall provide reconciliations to demonstrate compliance under previous US GAAP and the parties shall agree to negotiate in good faith to amend covenants accordingly). In the case of clauses (1) through (3) above only, if the expense is required to be recognized in one period but paid in whole or in part in subsequent periods and the expense, when aggregated with all other expenses described in clauses (1) through (9) above relating to such initial period, exceeds the Annual Cash Basket Amount, (i) the expense in the period in which it is recognized shall be limited, when aggregated with all other expenses described in clauses (1) through (9) above relating to such initial period, to the Annual Cash Basket Amount, and (ii) the amount of expense in excess of the Annual Cash Basket Amount may be recognized or considered an expense (for purposes of clause (ii) of this definition) in any subsequent period in which such excess amount is paid, subject in any event to the Cash Basket Amount. In the event of any suspension of carriage by any party to an Affiliation Agreement during renewal negotiations of such Affiliation Agreement or expiration or termination of or disputes under such Affiliation Agreements, the Adjusted Operating Income calculation, for purposes of complying with the

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Financial Covenants (but not for any other purpose), may be adjusted (the “Carriage Suspension Adjustment”) to add back the Adjusted Operating Income attributable to the affected Affiliation Agreement from the corresponding period one year prior to each period during which such suspension of carriage continues, but in any event not to exceed six months; provided that the Carriage Suspension Adjustment shall be limited only to the Adjusted Operating Income attributable to one Affiliation Agreement during any period; provided, further, that with respect to any Carriage Suspension Adjustment, the Company shall provide reports with reasonably detailed supporting calculations showing the “lost” Adjusted Operating Income attributable to the affected Affiliation Agreement for each corresponding monthly period of the prior year, in each case certified by a financial officer of the Company.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and its successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that for purposes of this definition, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and provided further that no individual shall be an Affiliate of a corporation or partnership solely by reason of his or her being an officer, director or partner of such entity, except in the case of a partner if his or her interests in such partnership shall qualify him or her as an Affiliate.

“Affiliated Lender” means the Parent or any Affiliate of the Parent, other than (a) the Company or (b) any Subsidiary of the Company.

“Affiliation Agreements” means the agreements listed on Schedule 1.01(c) and all other existing and future agreements of the Company or any Restricted Subsidiary for the distribution of the Program Services by distributors (e.g., Comcast, DirecTV, Verizon).

“Agent Parties” has the meaning set forth Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Annual Cash Basket Amount” has the meaning specified in the definition of “Adjusted Operating Income”.

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“Anti-Corruption Laws” means all published laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time penalizing actions in connection with bribery, money-laundering or other corrupt actions.

“Applicable Commitment Fee Percentage” means (a) (i) initially, in respect of the Initial Revolving Credit Facility, 0.25% per annum, and (ii) following the delivery of the Compliance Certificate for the second full fiscal quarter of the Company following the Effective Date, as determined by the Company’s Total Leverage Ratio, as follows:

Level	Total Leverage Ratio	Applicable Commitment Fee Percentage
Level 6	Greater than or equal to 5.50:1.00	0.30%
Level 5	Greater than or equal to 4.50:1.00 but less than 5.50:1.00	0.30%
Level 4	Greater than or equal to 3.50:1.00, but less than 4.50:1.00	0.25%
Level 3	Greater than or equal to 2.50:1.00, but less than 3.50:1.00	0.25%
Level 2	Greater than or equal to 1.50:1.00, but less than 2.50:1.00	0.25%
Level 1	Less than 1.50:1.00	0.225%

“Applicable Percentage” means (a) in respect of the Initial Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Initial Term Facility represented by such Term Lender’s Term Commitment at such time (including any Incremental Term Commitments that increase the Term Commitments under the Initial Term Facility), (b) in respect of any Incremental Term Facility that is a separate tranche of Term Commitments and Term Loans, with respect to any Incremental Term Lender thereunder at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Facility represented by such Incremental Term Lender’s Incremental Term Commitment at such time, (c) in respect of the Initial Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Initial Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time (including any Incremental Revolving Credit Commitments that increase the Revolving Credit Commitments under the Initial Revolving Credit Facility), and (d) in respect of any Incremental Revolving Credit Facility that is a separate tranche of Revolving Credit Commitments and Revolving Credit Loans, with respect to any Incremental Revolving Credit Lender thereunder at any time, the percentage (carried out to the ninth decimal place) of such Incremental Revolving

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Credit Facility represented by such Incremental Revolving Credit Lender’s Incremental Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of a Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of such Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 (or, in the case of any Incremental Lender, on Schedule I to the applicable Incremental Supplement, if any) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) (i) initially, in respect of the Initial Term Facility and the Initial Revolving Credit Facility, 0.50% per annum for Base Rate Loans and 1.50% per annum for Eurodollar Rate Loans, and (ii) following the delivery of the Compliance Certificate for the second full fiscal quarter of the Company following the Effective Date, as determined by the Company’s Total Leverage Ratio, as follows:

		Revolving Credit Facility and Term Facility
Level	Total Leverage Ratio	Eurodollar Rate Loans Applicable Margin	Base Rate Loans Applicable Margin
Level 6	Greater than or equal to 5.50:1.00	2.25%	1.25%
Level 5	Greater than or equal to 4.50:1.00 but less than 5.50:1.00	2.00%	1.00%
Level 4	Greater than or equal to 3.50:1.00, but less than 4.50:1.00	1.75%	0.75%
Level 3	Greater than or equal to 2.50:1.00, but less than 3.50:1.00	1.50%	0.50%
Level 2	Greater than or equal to 1.50:1.00, but less than 2.50:1.00	1.375%	0.375%
Level 1	Less than 1.50:1.00	1.25%	0.25%

(b) (i) initially, in respect of the Swing Line Sublimit, 1.50% per annum, and (ii) following the delivery of the Compliance Certificate for the second full fiscal quarter of the Company following the Effective Date, as determined by the Company’s Total Leverage Ratio as set forth in clause (a)(ii) above for Base Rate Loans, and (c) in respect of any Incremental Facility, the percentages per annum for Base Rate Loans and for Eurodollar Rate Loans that are agreed by the Company and the applicable Incremental Lenders and specified in the applicable Incremental Supplement with respect to such Incremental Facility.

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“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the applicable Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Initial Term Facility, the Initial Revolving Credit Facility or an Incremental Facility, if any, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, a Revolving Credit Loan or an Incremental Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders, and (c) with respect to the Swing Line Sublimit, (i) any Swing Line Lender and (ii) if any other Revolving Credit Lender shall have made Swing Line Loans pursuant to Section 2.04 that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Electronic Platform” has the meaning specified in Section 10.02(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability Period” means (a) in respect of the Initial Revolving Credit Facility, the period from and including the Effective Date to the earliest of (i) the Maturity Date for the Initial Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments under the Initial Revolving Credit Facility pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions under the Initial Revolving Credit Facility pursuant to Section 8.02, (b) in respect of any Incremental Revolving Credit Facility that is a separate tranche of Revolving Credit Commitments and Revolving Credit Loans, the period from and including the applicable Incremental Closing Date to the earliest of (i) the Maturity Date for such Incremental Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments under such Incremental Revolving Credit Facility pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Incremental Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions under such Incremental Revolving Credit Facility pursuant to Section 8.02.

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means (a) with respect to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and (b) with respect to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the New York Fed Bank Rate plus 1⁄2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) one-month floating Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that the Eurodollar Rate for any day shall be based on the Eurodollar Base Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floor set forth in the definition of the term “Eurodollar Base Rate”. Any change in the Base Rate due to a change in the Prime Rate, the New York Fed Bank Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the New York Fed Bank Rate or the Eurodollar Rate, respectively. The “Prime Rate” is a rate set by the Administrative Agent based upon various factors including JPMorgan’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMorgan shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Term Loan, Revolving Credit Loan or an Incremental Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

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“Borrowing” means a Term Borrowing, Revolving Credit Borrowing, a Swing Line Borrowing or an Incremental Borrowing, if any, as the context may require.

“Business” has the meaning specified in Section 7.19.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cablevision Spin Agreements” means the agreements listed on Schedule 1.01(e).

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Credit Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP. Notwithstanding the foregoing or any other provision contained in this Credit Agreement or in any Loan Document, for purposes of this definition, GAAP shall mean GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”.

“Carriage Suspension Adjustment” has the meaning specified in the definition of “Adjusted Operating Income.”

“Cash Basket Amount” has the meaning specified in the definition of “Adjusted Operating Income”.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any of its Restricted Subsidiaries (and, where applicable, the Parent or any of its consolidated Subsidiaries) free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)    marketable, direct obligations of the United States of America or United States government agencies;

(b)    bonds, notes and/or commercial paper outstanding at any time issued by any Person organized under the laws of any state of the United States of America;

(c)    fully collateralized repurchase agreements in such amounts and with such financial institutions, as the Company may select from time to time;

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(d)    bank deposits, certificates of deposit, banker’s acceptances and time deposits, which are issued by any Lender or by a United States national or state bank or foreign bank; and

(e)    money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act.

Such Investments will be measured as of the date the Investment is acquired with the maximum maturity of any individual investment not exceeding 24 months, and a maximum portfolio average maturity of 12 months.

Such Investments will also bear at least two credit ratings, including (i) for commercial paper, minimum ratings of “A2” by S&P and “P2” by Moody’s, (ii) for longer term bonds and notes, average long-term equivalent ratings of “A+” by S&P and “A1” by Moody’s for the portfolio of this investment class, (iii) for repurchase agreements, bank deposits, certificates of deposit, banker’s acceptances and time deposits, a minimum rating of “BBB” by S&P and “Baa” by Moody’s is required, unless, with respect to U.S. bank deposits and U.S. certificates of deposit, the amount invested is less than $250,000. To the extent that S&P or Moody’s credit ratings for such instruments are not available, equivalent credit ratings from Fitch Ratings, Inc. are acceptable.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (i) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender or (ii) is a Lender or an Affiliate of a Lender as of the Effective Date and is a party to a Cash Management Agreement with a Loan Party on the Effective Date, in each case in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything to the contrary herein, it is understood and agreed that any changes resulting from requests, rules, guidelines or directives (x) issued under, or in connection with, the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purposes of this Credit Agreement, be deemed to be adopted subsequent to the Effective Date.

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“Change of Control” means an event or series of events by which:

(a)    (i) Dolan Family Interests or (ii) Persons Controlled by Dolan Family Interests (any such Person, a “Dolan Family Interest Controlled Person”) (so long as, in the case of this clause (ii), no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Dolan Family Interests shall beneficially own (within the meaning of Rule 13d-3 (as in effect on the Effective Date) promulgated under the Securities Exchange Act of 1934, as amended), in the aggregate, more than fifty percent (50%) of the Equity Interests in such Dolan Family Interest Controlled Person(s)) shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3 (as in effect on the Effective Date) promulgated under the Securities Exchange Act of 1934, as amended) of shares of the capital stock of Parent, having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the Board of Directors of Parent, or

(b)    Parent shall cease to own (free and clear of all Liens), directly or indirectly, 100% of the Equity Interests of the Company.

“Co-Documentation Agents” means Fifth Third Bank, SunTrust Robinson Humphrey, Inc. and TD Bank, N.A., in each case acting in its capacity as a co-documentation agent.

“Co-Syndication Agents” means BofA Securities, Inc., MUFG Bank, Ltd, The Bank of Nova Scotia, and Wells Fargo Bank, N.A., in each case acting in its capacity as a co-syndication agent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties and for the avoidance of doubt, shall exclude all Excluded Assets.

“Collateral Agent” means JPMorgan in its capacity as collateral agent for the Lenders under the Security Agreement and its successors in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, and each of the collateral assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a Committed Revolving Loan Notice or a Committed Term Loan Notice, as the context may require.

“Committed Revolving Loan Notice” means a notice of (a) a Revolving Credit Borrowing (including an Incremental Revolving Credit Borrowing), (b) a conversion of Revolving Credit Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

10	MSGN – A&R Credit Agreement (2019)

“Committed Term Loan Notice” means a notice of (a) a Term Borrowing (including an Incremental Term Borrowing), (b) a conversion of Term Loans from one Type to another, or (c) a continuation of Eurodollar Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be in substantially in the form of Exhibit A-3.

“Commitment” means a Term Loan Commitment, a Revolving Credit Commitment, a Letter of Credit Commitment, any Incremental Term Loan Commitment (if any) or any Incremental Revolving Commitment (if any) as the context may require.

“Commitment Fee” has the meaning given to such term in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning given to such term in the preamble to this Credit Agreement.

“Company Materials” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 10.02, including through an Approved Electronic Platform.

“Compliance Certificate” means a certificate of a senior financial executive of the Company in substantially the form of Exhibit C.

“Consolidated Net Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate amount, without duplication, of all Indebtedness of the Holdings Entities, the Company and any Restricted Subsidiary that would be reflected as debt on a consolidated balance sheet of the Company (and, where applicable, of the applicable Holdings Entity) prepared in accordance with GAAP, minus (b) the amount of cash and Cash Equivalents in deposit or securities accounts of the Company and its Restricted Subsidiaries as of such date in an aggregate amount not to exceed the greater of (i) $175,000,000 and (ii) 50% of Adjusted Operating Income for the most recently completed four fiscal quarter period for which financial statements were required to have been delivered pursuant to Section 7.01, giving full pro forma effect to all Specified Transactions (as provided in such definition) that have occurred since the last day of the most recently completed Measurement Period for which financial statements were required to have been delivered pursuant to Section 7.01 and to the application of the proceeds of any proposed transaction, in each case without duplication; provided that to the extent that any calculation of “Consolidated Net Indebtedness” is used in determining pro forma compliance with a Total Leverage Ratio test and/or the Financial Covenants, under Section 2.14, 2.15 or 7.14(xii), then in no event shall any of the proceeds of the Indebtedness permitted to be incurred as a result of compliance with such test be included in the cash and Cash Equivalents pursuant to the preceding clause (b) when determining such compliance under such aforementioned sections.

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“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is legally bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following:

(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.23.

“Credit Agreement” has the meaning given to such term in the preamble to this Credit Agreement.

“Credit Extension” means each of the following: (a) a Borrowing, or (b) an L/C Credit Extension.

“Cumulative AOI” means an amount, determined on the date of any proposed Restricted Payment equal to Adjusted Operating Income for the period from October 1, 2015 through the end of the most recently ended Quarter as to which financial statements have been delivered pursuant to Section 7.01.

“Cumulative Interest Expense” means for the period from October 1, 2015 through the end of the most recently ended quarter as to which financial statements have been delivered pursuant to Section 7.01, the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Debt Instruments” means, collectively, the respective notes and debentures evidencing, and indentures and other agreements governing, any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

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“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in L/C Obligations or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be made by the Administrative Agent in its reasonable discretion acting in good faith, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, each L/C Issuer, each Swing Line Lender and each Lender.

“Deposit Account Control Agreement” means an agreement, substantially in the form attached as Exhibit E to the Security Agreement or otherwise reasonably satisfactory to the Administrative Agent, among a Loan Party, a depository institution holding the funds of such Loan Party, and the Administrative Agent with respect to collection and control of the deposits and balances held in a deposit account maintained by such Loan Party.

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“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Collateral (for purposes of Section 7.24, including (x) Related Documents and (y) agreements under which the Company or any Restricted Subsidiary has rights to content or rights to obtain content for distribution as part of the Program Services, in each case under clauses (x) and (y) that are not Collateral solely as a result of the application of clause (vi) of the definition of Excluded Assets whether in this Credit Agreement or through an equivalent provision in any other Loan Document) (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term Disposition specifically excludes (i) dispositions of property, whether now owned or hereafter acquired, that is obsolete, worn out, damaged, surplus or otherwise no longer used or useful in the ordinary course of business, (ii) dispositions of inventory (including advertising, sponsorship, tickets, air time, signage and similar items) in the ordinary course of business, (iii) dispositions of cash and Cash Equivalents in the ordinary course of business and the conversion of cash into Cash Equivalents and Cash Equivalents into cash, (iv) dispositions of property by any Subsidiary to the Company or to a Restricted Subsidiary (provided that in the case of this clause (iv) if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party), (v) sales or other dispositions without recourse and in the ordinary course of business of overdue accounts receivable of financially troubled debtors in connection with the compromise or collection thereof, (vi) the licensing or sublicensing of intellectual property rights and other transfers of copyrighted material in the ordinary course of business, (vii) the settlement of tort or other litigation claims in the ordinary course of business or determined by the Board of Directors or similar governing entity to be fair and reasonable in light of the circumstances, (viii) charitable contributions in amounts that in the aggregate are not material to the Company and its Restricted Subsidiaries taken as a whole, and (ix) the sale, transfer, license, lease or other disposition of property involving property or assets having a fair market value of less than $5,000,000 in a single transaction or a series of related transactions.

“Dolan” means Charles F. Dolan.

“Dolan Family Interests” means (i) any Dolan Family Member, (ii) any trusts for the benefit of any Dolan Family Members, (iii) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (iv) any executor, administrator, trustee, conservator or legal or personal representative of any Person or Persons specified in clauses (i), (ii) and (iii) above to the extent acting in such capacity on behalf of any Dolan Family Member or Members and not individually and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Interest Controlled Person” has the meaning specified in the definition of “Change of Control”.

“Dolan Family Members” means Dolan, his spouse, his descendants and any spouse of any of such descendants.

“Dollars” and “$” means lawful money of the United States of America.

14	MSGN – A&R Credit Agreement (2019)

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in a EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Lichtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” has the meaning specified in Section 10.06(b)(iii)(A); provided that, notwithstanding the foregoing, the term “Eligible Assignee” shall, solely with respect to an assignment of any Incremental Term Loan, include the Company, any Affiliated Lender or any of the Company’s Subsidiaries, provided, that:

(a)    none of the Company, any Affiliated Lender or any of the Company’s Subsidiaries holding Incremental Term Loans shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent and/or any Lenders to which representatives of the Company are not then present, or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Company or its representatives;

(b)    notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to clause (c) below, any plan of reorganization pursuant to the Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and (x) all Term Loans held by any Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions and (y) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders;

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(c)    notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, each Affiliated Lender, by its purchase of any Term Loans, hereby agrees that if a proceeding under any Debtor Relief Laws shall be commenced by or against the Company or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs, provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(d)    any purchase of Term Loans by the Company or any of its Subsidiaries shall (i) be effected by an offer to purchase Term Loans pro rata from each Term Lender under the applicable Term Facility in a manner reasonably acceptable to the Administrative Agent, (ii) result in such Term Loans being immediately retired upon such assignment, and (iii) not be funded with a borrowing of Revolving Credit Loans; and

(e)    the aggregate principal amount of all Term Loans under any Term Loan Facility purchased by assignment pursuant to Section 10.06 and held at any one time by all Affiliated Lenders shall not exceed 10% of the aggregate outstanding principal amount of all Term Loans under such Term Loan Facility.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants,

16	MSGN – A&R Credit Agreement (2019)

rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, when used with respect to a Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which the Company is a member.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters Screen LIBOR01 Page or LIBOR02 Page (or, in the event such rate does not appear on any of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion). If such rate is not available at such time for any other reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by JPMorgan and with a term equivalent to such Interest Period would be offered by JPMorgan’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that if the Eurodollar Base Rate for any Interest Period would be a rate per annum of less than zero, then such rate shall be deemed to be 0.0% per annum.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Term Loan or a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such

17	MSGN – A&R Credit Agreement (2019)

day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means any of the events described in Article VIII hereof.

“Event of Loss” means, with respect to any property of the Company or a Restricted Subsidiary, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a material portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 180 days after the occurrence of such destruction or damage, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.

“Excluded Asset” means any and all of the following: (i) those assets set forth on Schedule 1.01(b), (ii) intellectual property that is necessary to or utilized in connection with an Excluded Asset as defined under clause (i), (iii), (iv) or (viii) of this definition, (iii) interests in Teams, (iv) Leases to the extent that such Leases require the consent of the lessor or any third party for the granting of a security interest therein, (v) motor vehicles and other assets subject to certificates of title, (vi) assets consisting of contract rights pursuant to contracts containing enforceable restrictions on the granting of security interests therein except to the extent such restrictions are rendered ineffective under Section 9-406, 9-407 or 9-408 of the UCC or other applicable law, (vii) voting stock of or other equity interests (A) in excess of 65% of the voting stock or other equity interests held by the Company or Guarantors in first tier non-US subsidiaries, (B) in non-wholly owned subsidiaries if the pledge of such stock or equity interest is prohibited by agreement, organizational documents or applicable law or regulation, (C) in Unrestricted Subsidiaries, (D) in Excluded Subsidiaries, or (E) in any other Subsidiary of the Company (1) existing as of the Effective Date, whose assets primarily consist of direct ownership interests in one or more Teams (or indirect ownership interests in one or more Teams, so long as the sole purpose of such indirect owner is to directly hold ownership interests in the direct owner of one or more Teams), or (2) that is formed after the Effective Date for the primary purpose of holding direct ownership interests in one or more Teams (or indirect ownership interests, so long as the sole purpose of such indirect owner is to hold ownership interests in the direct owner of one or more Teams) and whose assets primarily consist of ownership interests in one or more Teams, (viii) Real Property, (ix) Excluded Accounts; (x) any Affiliation Agreements, Sports Telecast Rights Agreements and Related Documents to the extent that the relevant agreement requires the consent of any entity other than an Affiliate of the Company for the pledge thereof, or if the pledge thereof is prohibited by, or constitutes a breach or default under any provision of, or results in the termination of, the relevant agreement existing prior to the Effective Date (or the date of acquisition of the Grantor party to such agreement, if applicable); provided, (i) in no event shall any Media Rights Agreement be excluded from the Collateral pursuant hereto and (ii) that all rights

18	MSGN – A&R Credit Agreement (2019)

to payment, cash flow, proceeds, payments and products of such Affiliation Agreements, Sports Telecast Rights Agreements and Related Documents are considered Collateral hereunder, and (xi) those assets as to which the Administrative Agent and the Company agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

“Excluded Consolidated Subsidiaries” has the meaning specified in the definition of “Financial Statement Variance”.

“Excluded Indebtedness” has the meaning given to such term in Section 8.01(e).

“Excluded Accounts” means (x) deposit or securities accounts maintained solely as tax accounts, payroll accounts, escrow accounts, trust accounts, operational disbursements accounts, petty cash accounts or flexible spending and other benefits and healthcare accounts (including healthcare claims funding accounts), and (y) other deposit or securities accounts so long as they contain less than $5,000,000 individually and $25,000,000 in the aggregate at any time.

“Excluded Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary and is not a Guarantor.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) any Taxes imposed on or measured by its overall net income (however denominated), branch profits taxes, and franchise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between such Administrative Agent, Lender or L/C Issuer, as the case may be, and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, such Lender or such L/C Issuer having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (b) any Tax imposed pursuant to FATCA, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.12), any U.S federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 3.01(a) and (d) any Taxes attributable to the failure or inability of any Lender or any L/C Issuer to comply with Section 3.01(f).

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“Existing Credit Agreement” has the meaning specified in the introductory statements to this Credit Agreement.

“Existing Indebtedness” means Indebtedness of each Loan Party and its subsidiaries outstanding immediately before the occurrence of the Effective Date.

“Existing Letters of Credit” means those letters of credit listed on Schedule 2.03.

“Existing Maturity Date” has the meaning specified in Section 2.17.

“Extended Facility” has the meaning specified in Section 2.17(a).

“Extended Maturity Date” has the meaning specified in Section 2.17(a).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.17(a).

“Extended Revolving Credit Facility” has the meaning specified in Section 2.17(a).

“Extended Term Facility” has the meaning specified in Section 2.17(a).

“Extending Lender” has the meaning specified in Section 2.17.

“Extension” has the meaning specified in Section 2.17(a).

“Extension Amendment” has the meaning specified in Section 2.17(e).

“Extension Request” means a written request from the Company to the Administrative Agent requesting an extension of the Maturity Date pursuant to Section 2.17.

“Facility” means any Term Facility, Revolving Credit Facility, the Swing Line Sublimit or an Incremental Facility, if any, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate.

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“Fee Letters” means, collectively, each letter agreement made between the Company and the Administrative Agent or a Joint Book Runner for the payment of fees in connection with this Credit Agreement.

“Financial Covenants” means the covenants contained in Sections 7.28 and 7.29.

“Financial Statement Variance” means, for any financial reporting period, a difference of (a) greater than 5.0% between the cumulative revenues of the Parent and its consolidated Subsidiaries for the most recently completed Measurement Period and the cumulative revenues of the Company and its Restricted Subsidiaries for the most recently completed Measurement Period; (b) greater than 5.0% between the total assets of the Parent and its consolidated Subsidiaries for the last reporting period and the total assets of the Company and its Restricted Subsidiaries for the last reporting period (for purposes of this clause (b) only, determined without taking into account any assets arising from intercompany Indebtedness between or among the Company (as lender) and the Parent and/or its direct and indirect equityholders (as borrowers)); or (c) greater than 10.0% between the Parent Adjusted Operating Income of the Parent and its consolidated Subsidiaries for the most recently completed Measurement Period and the Adjusted Operating Income of the Company and its Restricted Subsidiaries for the most recently completed Measurement Period. Notwithstanding anything to the contrary elsewhere in this Credit Agreement, references to “consolidated Subsidiaries” of the Parent in the immediately preceding sentence shall exclude (x) those consolidated Subsidiaries of the Parent listed on Schedule 1.01(g), and (y) such other consolidated Subsidiaries of the Parent that are not Restricted Subsidiaries whose assets primarily consist of investments in and/or loans to non-consolidated Affiliates so long as the aggregate assets of all consolidated Subsidiaries of the Parent excluded from the immediately preceding sentence pursuant this sentence does not exceed 20% of the aggregate assets of the Parent and its consolidated Subsidiaries (determined without giving effect to any exclusions pursuant to this sentence) (such consolidated Subsidiaries of the Parent excluded pursuant to this sentence at any time of determination being the “Excluded Consolidated Subsidiaries”).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means (i) any Subsidiary that is not a United States Person and (ii) any Subsidiary of an entity that is a Foreign Subsidiary under clause (i) of this definition.

“Form 10” means the SEC Form 10 General Form for Registration of Securities pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line

21	MSGN – A&R Credit Agreement (2019)

Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lenders” has the meaning given to such term in Section 10.06(h).

“Grantor” has the meaning given to such term in the Security Agreement.

“Guarantee” has the meaning given to such term in Section 7.15.

“Guarantors” means the Persons set forth on Schedule 1.01(a), each Holdings Entity and New Restricted Subsidiary required to become a Guarantor pursuant to Section 7.10.

“Guaranty” means the Guaranty made by the Guarantors under Article IV in favor of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Holdings Entities” has the meaning specified in the recital of parties to this Credit Agreement.

“Honor Date” has the meaning given to such term in Section 2.03(c)(i).

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“Incremental Borrowing” means an Incremental Term Borrowing or an Incremental Revolving Credit Borrowing, as the context may require.

“Incremental Closing Date” means, with respect to any Incremental Facility, the first date all of the conditions precedent set forth in the Incremental Supplement applicable to such Incremental Facility are satisfied or waived in accordance with Section 10.01.

“Incremental Facility” means an Incremental Term Facility or an Incremental Revolving Credit Facility, as the context may require.

“Incremental Lender” means an Incremental Term Lender or an Incremental Revolving Credit Lender, as the context may require.

“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Credit Loan, as the context may require.

“Incremental Note” means an Incremental Term Loan Note or an Incremental Revolving Credit Note, as the context may require.

“Incremental Revolving Credit Borrowing” means a borrowing consisting of simultaneous Incremental Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the applicable Incremental Revolving Credit Lenders pursuant to Section 2 of any Incremental Revolving Credit Supplement.

“Incremental Revolving Credit Commitment” means, subject to the terms and conditions of Section 2.14 as to each Incremental Revolving Credit Lender, its obligation to make Incremental Revolving Credit Loans to the Company pursuant to Section 2 of the applicable Incremental Revolving Credit Supplement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to such Incremental Supplement under the caption “Incremental Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Incremental Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Incremental Revolving Credit Facility” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Lender” means at any time, (a) on or prior to the applicable Incremental Closing Date, any Lender that has Incremental Revolving Credit Commitments at such time, and (b) at any time after the applicable Incremental Closing Date, any Lender that holds Incremental Revolving Credit Commitments and/or Incremental Revolving Credit Loans at such time.

“Incremental Revolving Credit Loan” means an advance made by any Incremental Revolving Credit Lender under an Incremental Revolving Credit Facility.

“Incremental Revolving Credit Note” means a promissory note made by the Company in favor of an Incremental Revolving Credit Lender, evidencing Incremental Revolving Credit Loans made by such Incremental Revolving Credit Lender, substantially in the form of Exhibit B-2.

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“Incremental Revolving Credit Supplement” has the meaning specified in Section 2.14(b).

“Incremental Supplement” means an Incremental Term Supplement or an Incremental Revolving Credit Supplement, as the context may require.

“Incremental Term Borrowing” means a borrowing consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the applicable Incremental Term Lenders pursuant to Section 2 of any Incremental Term Supplement.

“Incremental Term Commitment” means, subject to the terms and conditions of Section 2.15 as to each Incremental Term Lender, its obligation to make Incremental Term Loans to the Company on the applicable Incremental Closing Date, pursuant to Section 2 of the applicable Incremental Term Supplement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Incremental Term Lender’s name on Schedule I to such Incremental Term Supplement under the caption “Incremental Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Incremental Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Incremental Term Facility” has the meaning specified in Section 2.15(a).

“Incremental Term Lender” means at any time, (a) on or prior to the applicable Incremental Closing Date, any Lender that has an Incremental Term Commitment at such time and (b) at any time after the applicable Incremental Closing Date, any Lender that holds Incremental Term Loans at such time.

“Incremental Term Loan” means an advance made by any Incremental Term Lender under an Incremental Term Facility.

“Incremental Term Loan Note” means a promissory note made by the Company in favor of an Incremental Term Lender, evidencing Incremental Term Loans made by such Incremental Term Lender, substantially in the form of Exhibit B-4.

“Incremental Term Supplement” has the meaning specified in Section 2.15(b).

“Indebtedness” means, as to any Person, Capitalized Lease Obligations of such Person and other indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services in respect of which such Person is the purchaser, other than accounts payable (other than for borrowed money) incurred in the ordinary course of business of such Person. Without limiting the generality of the foregoing, for the avoidance of doubt, (a) such term shall include (1) when applied to the Parent, the Company and/or any

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Subsidiary of the Parent (other than an Unrestricted Subsidiary of the Company), all obligations of the Parent, the Company and/or any Subsidiary of the Parent (other than an Unrestricted Subsidiary of the Company) under Swap Contracts and (2) when applied to the Parent, the Company and/or any or any other Person, all Indebtedness of others Guaranteed by such Person and (b) such term shall exclude (1) deferred revenue (including advance ticket sales), (2) obligations to make or pay advances, deposits or deferred compensation to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing and (3) obligations to pay advances, deposits or deferred compensation to the holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.20.

“Initial L/C Issuer” has the meaning specified in the definition of “L/C Issuer.”

“Initial Facilities” means the Initial Revolving Credit Facility and the Initial Term Facility.

“Initial Revolving Credit Facility” means, initially, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments on the Effective Date, and hereafter on any date of determination, the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders on such date.

“Initial Term Facility” means, initially, the aggregate amount of the Term Lenders’ Term Commitments on the Effective Date, and hereafter on any date of determination, the aggregate principal amount of the Term Loans made on the Effective Date outstanding on such date.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, duly executed by each Loan Party.

“Intellectual Property Security Agreement Supplement” has the meaning specified in Section 13(b) of the Security Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Operating Income to (b) Net Interest Expense for the most recently completed Measurement Period.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such

25	MSGN – A&R Credit Agreement (2019)

Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one week, or one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date of the applicable Facility.

“Investments” has the meaning given to such term in Section 7.17.

“ISP” means the International Standby Practices (ISP98) International Chamber of Commerce Publication No. 590, as the same may be amended and as in effect from time to time.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Company or any Subsidiary or in favor of any L/C Issuer and relating to any such Letter of Credit.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Joint Book Runners” means JPMorgan, BofA Securities, Inc., MUFG Bank, Ltd., The Bank of Nova Scotia, Wells Fargo Bank, N.A., Fifth Third Bank, SunTrust Robinson Humphrey, Inc. and TD Bank, N.A., in each case acting in its capacity as a joint book runner.

“Labor Controversy” means any strike, lock-out or other labor controversy, including (i) any work stoppage or other actions or proceedings involving any teams or unions representing any employees or agents of the Company or any of its Subsidiaries, MSG or any of its Subsidiaries or any teams or (ii) any individual disputes with employees or agents (including players, coaches or scouts) of the Company or any of its Subsidiaries, MSG or any of its Subsidiaries or any teams, whether (1) in negotiating extensions or renewals of contracts or (2) related to any such employee or agent seeking an improvement in such individual’s arrangements with the Company or any of its Subsidiaries, MSG or any of its Subsidiaries or any team in advance of scheduled contract extensions or renewals.

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“Labor Controversy Step Up” has the meaning specified in Section 7.28.

“Labor Dispute” means any strike, lockout, work stoppage, or other similar action involving any labor organization representing any employees of the Company or any of its Restricted Subsidiaries. For the avoidance of doubt, “Labor Dispute” does not include any individual disputes with employees or agents (including players, coaches or scouts) of the Company or any of its Restricted Subsidiaries.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means JPMorgan and Bank of America, N.A. (each, an “Initial L/C Issuer”), any Eligible Assignee to which a portion of the Letter of Credit Commitment under this Credit Agreement has been assigned pursuant to Section 10.06, or any other Lender that is a bank and that agrees to act as an L/C Issuer hereunder, so long as (1) such Initial L/C Issuer, Eligible Assignee or other Lender is not a Defaulting Lender, and (2) such Eligible Assignee or other Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as an L/C Issuer and notifies the Administrative Agent of its Letter of Credit Commitment and Lending Office, for so long as such Initial L/C Issuer, Eligible Assignee or other Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCA Election” has the meaning given to such term in Section 1.10.

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“LCA Test Date” has the meaning given to such term in Section 1.10.

“League” means (i) an organization governing, administering or regulating the participation of teams or participants in any professional sport, including the National Basketball Association, the National Hockey League and the Women’s National Basketball Association and any minor league teams associated therewith, including, in each case, the Commissioner, management council, executive committee or similar governing body of each such organization and (ii) any entity through which each such organization conducts business or that may be formed generally by the member clubs of such organization.

“League Rules” means (a) the constitution and by-laws of each League, (b) the governing documents of each League, (c) all present and future rules, regulations, interpretations, memoranda, procedures, resolutions, directives, policies and guidelines of each League, (d) any agreements and arrangements to which the Company or any of its subsidiaries is (or after the Effective Date may become) subject or by which it or its assets are (or may become) bound with or in favor of any League, (e) any agreements and arrangements to which any League’s teams generally are (or after the Effective Date may become) subject or by which they or their assets are (or may become) bound, in each case as such agreements or arrangements may be amended or adopted from time to time and including the custom and practice thereunder, including, but not limited to, League Rules relating to membership relocation, indebtedness and ownership transfers, territorial rights and limitations, the telecast or broadcast, by over-the-air television, non-broadcast television, radio or any other means, whether on a local, regional, national or international basis, of team games and the use of League or team logos, names or other intellectual property and (f) any conditions that the League may impose with respect to transactions in which the Teams may engage.

“League-wide Labor Controversy” means any Labor Controversy affecting any entire League involving Teams with respect to which the Company or any Restricted Subsidiaries has one or more Media Rights Agreements and/or Sports Telecast Rights Agreements.

“Leases” means those leases and subleases pursuant to which any of the Loan Parties has been granted or holds the right to use and occupy Real Property demised thereunder, together with all amendments, modifications, extensions, renewals and restatements thereof.

“Lenders” means the banks or other financial institutions which are parties hereto, as well as any Persons that become a “Lender” hereunder pursuant to Section 10.06 and, as the context requires, includes any Incremental Lender and Swing Line Lender, together with their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means (i) any letter of credit issued hereunder and (ii) any Existing Letter of Credit issued by an issuer that is also a Lender hereunder. A Letter of Credit may be a Trade Letter of Credit or a Standby Letter of Credit.

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“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Commitment” means, as to any L/C Issuer, (a) the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the caption “Letter of Credit Commitment” or (b) if such L/C Issuer has entered into one or more Assignment and Assumptions, the amount set forth for such L/C Issuer in the Register as such L/C Issuer’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.06(a); provided that if any L/C Issuer shall become a Defaulting Lender, the Company may use its commercially reasonable efforts to reallocate the Letter of Credit Commitment of such Defaulting Lender among other Lenders; provided, further that if, after 20 Business Days of the Company attempting to reallocate such Letter of Credit Commitments (or such longer period as the Company may decide in its sole discretion), the Letter of Credit Commitments of such Defaulting Lender have not been fully reallocated among other Lenders, then at the option of the Company (which shall be exercised by a written notice thereof to the Administrative Agent), the Letter of Credit Commitment of each other L/C Issuer (but excluding any L/C Issuer who shall have only become an L/C Issuer as a result of the Company’s reallocation efforts) that is not a Defaulting Lender shall be increased by a pro rata amount of the remaining unallocated amount of such Defaulted Lender’s Letter of Credit Commitment, such that the aggregate Letter of Credit Commitments are not reduced as a result thereof, or the Company shall be permitted to replace such L/C Issuer in accordance with Section 10.12.

“Letter of Credit Expiration Date” means (1) initially, the day that is seven days prior to the Maturity Date then in effect for the Initial Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day) and (2) after the consummation of any Incremental Revolving Credit Facility with a Maturity Date that is later than the Maturity Date of the Initial Revolving Credit Facility, if an Incremental Revolving Credit Lender thereunder agrees to be an L/C Issuer and issue a Letter of Credit with a Letter of Credit Expiration Date that is the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day) with the latest Maturity Date, the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day) with the latest Maturity Date.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $35,000,000 and (b) the aggregate amount of the L/C Issuers’ Letter of Credit Commitments at such time, as such amount may be reduced pursuant to Section 2.06(a). The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Liens” has the meaning given to such term in Section 7.16.

“Limited Condition Acquisition” means an acquisition (or similar material investment) by any Loan Party of any assets, business or Person permitted to be acquired by such Loan Party under the terms of this Credit Agreement, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing.

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“Liquidity” means at any time the sum of unrestricted cash and Cash Equivalents on the balance sheet of the Company and the unused commitments under the Revolving Credit Facility at such time.

“Loan” means an extension of credit by a Lender to the Company under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including Incremental Loans, if any).

“Loan Documents” means, collectively, (a) this Credit Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Fee Letters, (e) each Issuer Document, (f) each Incremental Supplement, if any and (g) solely for purposes of the Collateral Documents (including in the term “Obligations” as used in the definition of “Secured Obligations” in the Security Agreement and in the Intellectual Property Security Agreement) and Article IV hereof, each Secured Hedge Agreement and each Secured Cash Management Agreement.

“Loan Parties” means, collectively, the Company and each Guarantor.

“Mandatory Prepayment Disposition” has the meaning given to such term in Section 2.05(b)(i).

“Margin Stock” means “margin stock” as defined in Regulation U.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Master Subordinated Intercompany Note” means an intercompany note substantially in the form of Exhibit I.

“Material Adverse Effect” means a materially adverse effect upon (i) the property, business, assets, condition (financial or otherwise), liabilities or operations of the Company and its Restricted Subsidiaries taken as a whole on a combined basis in accordance with GAAP, (ii) the Facility or Collateral (with respect to clauses (i) and (ii), other than changes resulting from industry wide developments affecting companies in similar businesses that do not have a disproportionate impact on the Company and its Restricted Subsidiaries, suspension of carriage during negotiation of Affiliation Agreements, or changes resulting from a League-wide Labor Controversy; provided that any Labor Controversy shall not, in and of itself, be deemed to constitute a Material Adverse Effect), (iii) the ability of the Company and the Restricted Subsidiaries taken as a whole to perform the Obligations hereunder, or (iv) the legality, validity, binding nature or enforceability of this Credit Agreement or any other Loan Document or the validity, perfection, priority or enforceability of the security interest created, or purported to be created, by the Security Agreement.

“Maturity Date” means (a) with respect to the Initial Facilities, October 11, 2024, (b) with respect to each Incremental Facility, the maturity date for such Incremental Facility set forth in the applicable Incremental Supplement (provided, that the maturity date of any Incremental Term Facility shall be subject to the provisions of Section 2.15(b)) and (c) with respect to Swing Line Loans, the latest Maturity Date of the Initial Revolving Credit Facility.

“Maximum Rate” has the meaning specified in Section 10.08.

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“Measurement Period” means, as of each date of determination, the period of four consecutive fiscal quarters of the Company (or Parent, where applicable), then most recently ended for which financial statements are required to have been delivered by the Company pursuant to Section 7.01.

“Media Rights Agreement” means, with respect to the New York Knicks and the New York Rangers, each written telecast rights agreement made between the Company, on the one hand, and such Team, on the other hand, (a) pursuant to which the Company has been granted exclusive local telecast rights to exhibit games of such Team (as was originally required in the Existing Credit Agreement), as such Media Rights Agreement may be terminated, amended or otherwise modified in accordance with Section 7.21, (b) which has been pledged as Collateral, and (c) having a term that expires no earlier than 180 days after the latest Maturity Date (after giving effect to all then-completed extensions to such Media Rights Agreement).

“Merge” has the meaning specified in Section 7.23.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MSG” means The Madison Square Garden Company, a Delaware corporation, or any other Person owning any Team owned by The Madison Square Garden Company on the Effective Date.

“MSG Form 10” means the Form 10, dated September 11, 2015, that MSG SpinCo filed with the SEC, as such filing has been amended, modified or otherwise supplemented prior to the Original Closing Date.

“MSG Spin Agreements” means the agreements listed on Schedule 1.01(f).

“MSG SpinCo” means MSG SpinCo, Inc., a Delaware corporation, which, in connection with the Spin-Off, will change its name to The Madison Square Garden Company.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means proceeds received by the Company or any of the Restricted Subsidiaries in cash as and when received from (x) any Disposition or the incurrence or issuance of Indebtedness of the Company or any of the Restricted Subsidiaries, in each case after deduction of (i) the costs of selling, recovery or other transaction expenses payable by the Company or any of the Restricted Subsidiaries in connection with obtaining such proceeds (including banking, professional or other fees, commissions, discounts and expenses, transfer and similar taxes incurred in connection with such Disposition, incurrence or issuance, and the Company’s good faith reasonable estimate of any income, franchise, transfer or other tax liability and reserves for indemnification) arising from, such Disposition, incurrence or issuance and (ii) the principal amount of, and the premium or penalty, if any, plus the interest and other amounts on any Indebtedness that is secured by the applicable asset and that is required to be repaid by the terms of such Indebtedness (unless permitted by such terms to be reinvested) in connection with such transaction (other than Indebtedness under the Loan Documents) or (y) any casualty insurance or condemnation awards with respect to an Event of Loss, after deduction of (i) the costs

31	MSGN – A&R Credit Agreement (2019)

of obtaining such award with respect to an Event of Loss (including fees and costs of experts, consultants and/or attorneys), and any income, franchise, transfer or other tax liability arising therefrom and (ii) the principal amount of, and the premium or penalty, if any, plus the interest and other amounts on any financing permitted under this Credit Agreement that is secured by the applicable assets and is required to be repaid by the terms of such Indebtedness (unless permitted by such terms to be reinvested) in connection with such Event of Loss. If any amount payable to the Company or any such Restricted Subsidiary in respect of any such incurrence or issuance shall be or become evidenced by any promissory note or other negotiable or non-negotiable instrument, the cash proceeds received on any such note or instrument shall constitute Net Cash Proceeds as and when received.

“Net Interest Expense” means, for any Measurement Period, the sum of (a) all interest expense, premium payments, debt discount, fees, charges and related expenses incurred in connection with (x) borrowed money (including capitalized interest) or (y) the deferred purchase price of assets, and in each case to the extent treated as interest in accordance with GAAP during such Measurement Period (including all interest paid or payable with respect to discontinued operations only to the extent the revenues and expenses of such operations are included in the Adjusted Operating Income) and (b) the portion of rent under Capitalized Lease Obligations that is treated as interest in accordance with GAAP during such Measurement Period, in the case of each of clauses (a) and (b), of the Holdings Entities, the Company and its Restricted Subsidiaries determined on a consolidated basis without duplication and in accordance with GAAP for the most recently completed Measurement Period; provided, however, that there shall be deducted from Net Interest Expense all interest income (without taking into account any interest income arising from intercompany Indebtedness between or among the Company (as lender) and the Parent and/or its direct and indirect equityholders (as borrowers)) for such Measurement Period of the Holdings Entities, the Company and its Restricted Subsidiaries determined on a consolidated basis without duplication and in accordance with GAAP.

“Network Assets” means all assets of the Company and its Restricted Subsidiaries, including but not limited to the Affiliation Agreements, the Media Rights Agreements and the Sports Telecast Rights Agreements, used or necessary to the operation of the Network Business (other than the Excluded Assets under clauses (i) through (v) and (vii) through (ix) of the definition of Excluded Assets).

“Network Business” means the business of providing Program Services pursuant to the Affiliation Agreements.

“New Restricted Subsidiary” means any Unrestricted Subsidiary designated as a Restricted Subsidiary pursuant to Section 7.08(b) or any New Subsidiary who is required to become a Guarantor or Restricted Subsidiary pursuant to Section 7.10.

“New Subsidiary” means any Person which becomes a Subsidiary of the Company after the Effective Date.

“New York Fed” means the Federal Reserve Bank of New York.

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“New York Fed Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.17(a).

“Non-Financial Entity” has the meaning specified in Section 10.06(b).

“Non-Required Consents” means the consent of any counterparty to a Contractual Obligation to the grant of a security interest in the agreement constituting the Contractual Obligation.

“Note” means Term Loan Note, a Revolving Credit Note, an Incremental Term Loan Note, if any, or an Incremental Revolving Credit Note, if any, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations (but, with respect to any Guarantor at any time, excluding all Excluded Swap Obligations with respect to such Guarantor at such time), covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Restricted Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Original Closing Date” means September 28, 2015.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any L/C Issuer, Taxes imposed as a result of a present or former connection between such Administrative Agent, Lender or L/C Issuer and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent, Lender or L/C Issuer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary taxes, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

33	MSGN – A&R Credit Agreement (2019)

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).

“Parent” means MSG Networks Inc., a Delaware corporation or its successor.

“Parent Adjusted Operating Income” means for any period, the following for the Parent and its consolidated Subsidiaries for such period, each component determined on a consolidated basis in accordance with GAAP: (i) aggregate revenues, minus (ii) aggregate operating expenses (including direct operating and selling, general administrative), such expenses to exclude impairments of property, equipment and intangible assets, depreciation and amortization and charges and credits relating to employee and director stock plans and restructuring charges and credits, and in each case without duplication to exclude expenses allocated to Parent Affiliates; provided, however, that for purposes of determining Parent Adjusted Operating Income for any period (A) there shall be included any dividends and distributions to the extent paid in cash by any Parent Affiliate to the Parent or any of its consolidated Subsidiaries to the extent such dividend or distribution relates to net income earned or cash realized from operating activities by such Parent Affiliate in the immediately preceding 12 month period, (B) there shall be excluded all management fees paid by any Parent Affiliate to the Parent or any of its consolidated Subsidiaries during such period other than any such amounts settled in cash to the extent not in excess of 5% of Parent Adjusted Operating Income as determined without including any such fees, (C) Parent Adjusted Operating Income for such period shall be increased or reduced, as the case may be, by the Parent Adjusted Operating Income of assets or businesses acquired or disposed of (provided that in each case it has an impact on Parent Adjusted Operating Income of at least $500,000) by the Parent or any of its consolidated Subsidiaries on or after the first day of such period, determined on a pro forma basis reasonably satisfactory to the Administrative Agent (it being agreed that it shall be satisfactory to the Administrative Agent that such pro forma calculations may be based upon GAAP as applied in the preparation of the financial statements for the Parent, delivered or deemed delivered pursuant to Section 7.01 rather than as applied in the financial statements of the company whose assets were acquired and may include, in the Parent’s discretion, a reasonable estimate of savings under existing contracts resulting from any such acquisitions), as though the Parent or such consolidated Subsidiary acquired or disposed of such

34	MSGN – A&R Credit Agreement (2019)

assets on the first day of such period, and (D) there shall be excluded any gains or losses on sales or dispositions of businesses by the Parent or any of its consolidated Subsidiaries. For purposes of this definition, operating revenues and operating expenses may exclude the following, provided that all exclusions for cash items (whether representing a cash item in the period in question or in a future period) shall be limited to an aggregate of $40,000,000 per year (the “Parent Annual Cash Basket Amount”) and an aggregate of $75,000,000 during the entire term of the Facility (the “Parent Cash Basket Amount”): (1) provisions for severance obligations; (2) losses resulting from any write-off or write-down of Investments by the Parent or any of its consolidated Subsidiaries; (3) the effect of the loss of any currently held real estate tax exemptions; (4) costs and expenses incurred to implement the Spin-Off, (5) amortization of production and development costs associated with shows or other content or the costs resulting from the cancellation of shows or other content or abandonment of shows or other content under development or write-off of any deferred production costs associated with shows; (6) losses resulting from currency fluctuations and any unrealized losses from hedging transactions; (7) pension curtailment or settlements; (8) other non-recurring, non-cash items in excess of $1,000,000; and (9) changes to US GAAP that would cause a covenant default (provided that the Parent shall provide reconciliations to demonstrate compliance under previous US GAAP and the parties shall agree to negotiate in good faith to amend covenants accordingly). In the case of clauses (1) through (3) above only, if the expense is required to be recognized in one period but paid in whole or in part in subsequent periods and the expense, when aggregated with all other expenses described in clauses (1) through (9) above relating to such initial period, exceeds the Parent Annual Cash Basket Amount, (i) the expense in the period in which it is recognized shall be limited, when aggregated with all other expenses described in clauses (1) through (9) above relating to such initial period, to the Parent Annual Cash Basket Amount, and (ii) the amount of expense in excess of the Parent Annual Cash Basket Amount may be recognized or considered an expense (for purposes of clause (ii) of this definition) in any subsequent period in which such excess amount is paid, subject in any event to the Parent Cash Basket Amount.

“Parent Affiliate” means an Affiliate of the Parent that is not a Subsidiary of the Parent.

“Parent Annual Cash Basket Amount” has the meaning specified in the definition of “Parent Adjusted Operating Income”.

“Parent Cash Basket Amount” has the meaning specified in the definition of “Parent Adjusted Operating Income”.

“Participant” has the meaning given to such term in Section 10.06(d).

“Participant Register” has the meaning given to such term in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents; (b) accounts receivable arising in the ordinary course of business, (c) accounts receivable owing to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary for management

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or other services or other overhead or shared expenses allocated in the ordinary course of business provided by the Company or any Restricted Subsidiary to such Unrestricted Subsidiary, (d) any Investment constituting Indebtedness permitted under Section 7.14(v), Guarantees permitted under Section 7.15, Restricted Payments permitted under Section 7.18, or any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) that is not a Disposition or that is a Disposition permitted under Section 7.24, (e) any Investment constituting a Permitted Parent Payment, (f) any Permitted Restricted Subsidiary Transaction, (g) Investments in existence as of the Effective Date and set forth on Schedule 6.15, (h) Investments received in settlement of overdue amounts or amounts owed by a Person that is insolvent or distributions in insolvency proceedings of any such Person or received by foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, (i) any Investment under any of the Cablevision Spin Agreements and the MSG Spin Agreements, (j) Investments consisting of advances, deposits or deferred compensation to (i) announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing, or (ii) holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property, (k) Investments in one or more Unrestricted Subsidiaries, Excluded Subsidiaries or joint ventures; provided that the aggregate amount of all such Investments, when combined with the aggregate amount of Guarantees permitted pursuant to Section 7.15(xii), does not exceed the greater of (A) $105,000,000 and (B) 30% of Adjusted Operating Income for the most recently completed four fiscal quarter period for which financial statements were required to have been delivered pursuant to Section 7.01, (l) advances of payroll payments to employees in the ordinary course of business, and (m) Investments consisting of notes, other similar instruments or non-cash consideration received in connection with any disposition not prohibited by Section 7.24.

“Permitted Liens” means, with respect to any Person: (i) (A) pledges or deposits of cash to secure obligations of such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or (B) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or Leases to which such Person is a party, or (C) deposits of cash to secure public or statutory obligations of such Person or (D) deposits of cash or U.S. Government bonds to secure surety or appeal bonds to which such Person is a party, or (E) deposits as security for contested taxes or import, customs or similar duties or for the payment of rent or royalties; (ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, setoff and recoupment rights or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting appeal or other proceedings for review (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed); (iii) Liens for (x) Taxes (other than property taxes), assessments, charges or other governmental levies not overdue by more than 30 days or which if more than 30 days overdue, (1) the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceeding (provided that a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP) or (2) the aggregate principal outstanding amount of the obligations secured thereby does not exceed $5,000,000, and (y) property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise

36	MSGN – A&R Credit Agreement (2019)

effectively stayed); (iv) Liens in favor of issuers of performance bonds issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (v) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of such Person; (vi) Liens on cash created in the ordinary course of business and customary in the Business consisting of pledges to, deposits with or advances to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing; (vii) Liens on cash created in the ordinary course of business and customary in the Business consisting of obligations to pay advances, deposits or deferred compensation to the holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property; or (viii) Liens created in the ordinary course of business and customary in the relevant industry securing obligations of any of the Company and its Restricted Subsidiaries not to exceed, in the aggregate, the greater of (A) $35,000,000 and (B) 10% of Adjusted Operating Income for the most recently completed four fiscal quarter period for which financial statements were required to have been delivered pursuant to Section 7.01.

“Permitted Parent Payments” means (a) payments consisting of the issuance of common equity interests in the Company, (b) payments sufficient to permit Parent to pay dividends unpaid to equity holders of Parent but declared within the 60 days preceding such payment and permitted to be paid under this Credit Agreement at time of such declaration, (c) tax payments under customary intercompany tax sharing arrangements for payment, not to exceed the lesser of (x) the amount of taxes that would have been paid by the Company had the Company been a taxpayer and (y) the amount of taxes actually owed by Parent as a result of its ownership of the Company, (d) payments under equity and other compensation incentive programs to employees and directors of the Company or any of its current or former Affiliates in the ordinary course of business; provided that, in the case of employees or directors of former Affiliates, such payments relate to awards granted prior to the consummation of the Spin-Off, (e) payment of overhead of Parent (including the salaries, bonuses, and incentive and other compensation payable to officers and employees of Parent), directors’ fees and other out of pocket fees, costs, expenses and indemnities incurred by Parent on behalf of or in managing the business of the Company or any of its Restricted Subsidiaries, or otherwise in connection with Parent’s status as a public company and a parent holding company; and (f) payments due and payable under the Cablevision Spin Agreements and the MSG Spin Agreements.

“Permitted Restricted Subsidiary Transaction” means any transaction by which any Restricted Subsidiary shall (i) pay dividends or make any distribution on its capital stock or other equity securities or pay any of its Indebtedness owed to the Company or any other Restricted Subsidiaries, (ii) make any loans or advances to the Company or any other Restricted Subsidiaries or (iii) transfer any of its properties or assets to, merge or consolidate with or into, or liquidate or dissolve into the Company or any other Restricted Subsidiaries; provided that if the Restricted Subsidiary making such payment, loan, advance or transfer is a Guarantor, then the Restricted Subsidiary receiving the same shall be the Company or a Guarantor as well.

37	MSGN – A&R Credit Agreement (2019)

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained by the Company or an ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledged Account” means a deposit account subject to a Deposit Account Control Agreement or a securities account that is the subject of a Securities Account Control Agreement.

“Pledged Equity Interests” has the meaning given to such term in the Security Agreement.

“Proceedings” has the meaning given to such term in Section 7.01(g).

“Program Services” means, collectively, the program services currently known as MSG, MSG Plus, MSG HD and MSG Plus HD and all substitutions, replacements, extensions and expansions thereof and “Program Service” means any of them.

“Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning given to such term in Section 7.01.

“QFC” has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning given to the term in Section 10.23.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section la(l8)(A)(v)(II) of the Commodity Exchange Act.

“Quarter” means a fiscal quarterly period of the Company.

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“Real Property” means all real property and all rights benefiting such real property, specifically including (without intending to limit the generality of the foregoing) the following, whether now or hereafter existing, except to the extent that any of the following or the foregoing constitutes personal property relating primarily to, pertaining primarily to, used primarily in, or necessary for, the Network Business including, without limitation, the Related Documents (1) all buildings, structures and other improvements erected or located on such real property (collectively, the “Real Property Improvements”); (2) all easements, rights-of-way or use, air rights and development rights, and other estates, right, title, interest, privileges and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to or benefiting such real property or the Improvements (collectively, the “Real Property Other Interests”); (3) fixtures located in or upon such real property, Real Property Improvements or Real Property Other Interests; (4) all leases, subleases, licenses, concessions or other agreements with respect to all or any portion of such real property, Real Property Improvements or Real Property Other Interests, and all other rights, powers, privileges, options and benefits thereunder; (5) all agreements, contracts, certificates, permits, approvals, guaranties, supporting obligations, warranties, instruments, plans, specifications and other records and documents with respect to all or any part of such real property, Real Property Improvements or Real Property Other Interests, and all rights, powers, privileges, options and benefits thereunder; (6) all rights to appear in and defend, and to commence, any action or proceeding with respect to all or any portion of such real property, Real Property Improvements or Real Property Other Interests; (7) all right, title and interest in or to (i) insurance proceeds, (ii) all awards with by reason of any condemnation, eminent domain or other taking (or any disposition made in lieu thereof) of all or any portion of such real property, Real Property Improvements or Real Property Other Interests (in the case of such Real Property Other Interests, excluding any personal property not constituting (x) licenses or (y) rights of ingress or egress), or (iii) any causes of action, awards, damages, claims, payments, proceeds and other compensation, rights, benefits, and advantages on account of any other event with respect to all or any portion of such real property, Real Property Improvements or Real Property Other Interests (in the case of such Real Property Other Interests, excluding any personal property not constituting (x) licenses or (y) rights of ingress or egress); and (8) all refunds, rebates, reimbursements, reserves, deferred payments, deposits, cost savings, credits, waivers and payments, whether in cash or in kind, due or payable by any governmental or quasi-governmental entity or any insurance or utility company relating to or arising out of such real property, Real Property Improvements or Real Property Other Interests, or in connection with any taxes, assessments, charges or levies with respect to such real property, Real Property Improvements or Real Property Other Interests.

“Receipts” means cash, cash equivalents, funds, instruments, securities, securities entitlements, financial assets, and other similar items or property.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(iv).

“Refinancing” has the meaning given to such term in Section 7.09.

“Register” has the meaning given to such term in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

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“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Related Documents” means all Affiliation Agreements, Sports Telecast Rights Agreements and Media Rights Agreements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Replacement Lender” has the meaning specified in Section 2.17(c).

“Reportable Event” means (i) any of the events set forth in Section 4043(c) (other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation, funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolver Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition), and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolver Lenders.

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers, including any EEA Resolution Authority.

“Response Date” has the meaning specified in Section 2.17(a).

“Restricted Payments” means direct or indirect distributions, dividends or other payments by the Company or any Restricted Subsidiary on account of (including, without limitation, sinking fund or other payments on account of the redemption, retirement, purchase or acquisition of) any general or limited partnership or joint venture interest in, or any capital stock

40	MSGN – A&R Credit Agreement (2019)

of, the Company or such Restricted Subsidiary, as the case may be (whether made in cash, property or other obligations), other than any such distributions, dividends and other payments made by a Restricted Subsidiary to the Company or a Guarantor in respect of such interest in or stock of the former held by the latter.

“Restricted Subsidiaries” means the Persons set forth on Schedule 6.02(i) and any New Restricted Subsidiary, provided that any Restricted Subsidiary designated as an Unrestricted Subsidiary pursuant to and in compliance with Section 7.08(a) shall cease to be a Restricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01, including any Incremental Revolving Credit Borrowing.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Company pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement, including any Incremental Revolving Credit Commitment.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means the Initial Revolving Credit Facility, an Incremental Revolving Credit Facility or, collectively, the Initial Revolving Credit Facility and the Incremental Revolving Credit Facilities, as the context may require.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time, including any Incremental Revolving Credit Lender.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b) and shall include any Incremental Revolving Credit Loan.

“Revolving Credit Note” means a promissory note made by the Company in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender under the Initial Revolving Credit Facility, substantially in the form of Exhibit B-1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the target of any Sanctions.

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“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person organized under the laws of or resident in a Sanctioned Country, (c) any Person 50% or more owned or controlled by any such Person, or (d) any Person otherwise the target of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank and which provides by its terms that it is intended to be secured as an Obligation hereunder.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Company and any Hedge Bank and which provides by its terms that (x) it is intended to be secured as an Obligation hereunder and (y) the counterparty to such agreement has expressly agreed to be bound by the provisions of Article IX as if it were a Lender.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are stated to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Account Control Agreement” means an agreement, substantially in the form attached as Exhibit F to the Security Agreement or otherwise reasonably satisfactory to the Administrative Agent, among the Company or a Guarantor, a financial institution holding certain securities of the Company or such Guarantor, and the Administrative Agent with respect to collection and control of securities held in a securities account maintained by the Company or such Guarantor.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Security Agreement” means that certain Security Agreement, dated as of September 28, 2015, made by and among the Company, the other Loan Parties and the Collateral Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Credit Agreement.

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“Security Agreement Supplement” has the meaning specified in Section 22(b) of the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” means a certificate of a senior financial executive of the Company in form and substance satisfactory to the Administrative Agent in its sole discretion.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Event of Default” means any Event of Default under Section 8.01(b), (g) or (h).

“Specified Transaction” means any acquisition or disposition of an asset or business by the Company or any of its Restricted Subsidiaries, in each case only to the extent that such acquisition or disposition has the effect of increasing or decreasing the Company’s Adjusted Operating Income by at least $500,000 when such acquisition or disposition is given full pro forma effect for the most recently completed Measurement Period, assuming that such acquisition or disposition had occurred on the first day of such Measurement Period.

“Spin-Off” means a series of transactions in which the entertainment and sports businesses were contributed to MSG SpinCo and the interests in MSG SpinCo were then distributed through a series of transactions to the Parent and then distributed by the Parent to its then existing shareholders, on substantially the same terms and subject to the conditions described in the MSG Form 10 (with any differences not being, in the aggregate, materially adverse to the interests of the Lenders).

“Sports Telecast Rights Agreements” means the agreements listed on Schedule 1.01(d) and all other existing and future agreements of the Company or any Restricted Subsidiary for the exhibition by the Program Services of live games of the New York Islanders, New Jersey Devils, Buffalo Sabres or any other Major League Baseball, National Basketball Association (other than the New York Knicks), National Hockey League (other than the New York Rangers) or National Football League team.

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“Spot Rate” has the meaning specified in Section 1.07.

“Standby Letter of Credit” means any Letter of Credit issued hereunder, other than a Trade Letter of Credit.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Redesignation” has the meaning specified in Section 7.08(b).

“Supplemental Collateral Documents” means Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other security and pledge agreements securing payment of the Obligations of a newly-formed or newly-acquired Guarantor under the Loan Documents and constituting Liens as required pursuant to the terms of Section 7.10, in each case covering the types of property constituting Collateral, subject to exclusions for Excluded Assets.

“Supported QFC” has the meaning given to the term in Section 10.23.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

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“Swing Line Lender” means JPMorgan in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b) which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Teams” means a member club or team of any League, including The New York Knicks, The New York Rangers, The New York Liberty, the Westchester Knicks and The Hartford Wolf Pack.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a), including any Incremental Term Borrowing.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Company pursuant to Section 2.01, as such amount may be adjusted from time to time in accordance with this Credit Agreement, including any Incremental Term Commitment.

“Term Facility” means the Initial Term Facility, an Incremental Term Facility or, collectively, the Initial Term Facility and the Incremental Term Facilities, as the context may require.

“Term Lender” means, (a) at any time on or prior to the Effective Date, any Lender that has a Term Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under any Term Facility and shall include any Incremental Term Loan.

“Term Loan Note” means a promissory note made by the Company in favor of a Term Lender evidencing Term Loans made by such Term Lender under the Initial Term Facility, substantially in the form of Exhibit B-3.

“Termination Event” means (i) a Reportable Event, (ii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan, or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Plan under Section 4042 of ERISA or (iv) the appointment of a trustee to administer any Plan under Section 4042 of ERISA.

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“Total Leverage Ratio” means, at any date of determination, the ratio of Consolidated Net Indebtedness at such date to Adjusted Operating Income of the Company and its Restricted Subsidiaries for the most recently completed Measurement Period. Notwithstanding the foregoing, for purposes of calculating the Total Leverage Ratio, there shall be excluded from Indebtedness, to the extent otherwise included as Indebtedness, (A) any deferred or contingent obligation of the Company to pay the consideration for an Investment not prohibited by Section 7.17; (B) any deferred purchase price in connection with any acquisition not prohibited by Section 7.17; (C) all obligations under any Swap Contract; and (D) all obligations under any Guarantee not prohibited by Section 7.15; in each of clauses (A), (B) and (D) above, such exclusion to apply only to the extent that such obligation can be satisfied with the delivery of common stock of the Parent or other common equity interests of the Parent (and the Company hereby covenants and agrees that such obligation shall be satisfied solely by the delivery of such common stock or other common equity interests).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Trade Letter of Credit” means any Letter of Credit issued hereunder for the benefit of a supplier of inventory to the Company or any of its Subsidiaries to effect payment for such inventory.

“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the payment of all fees and expenses incurred in connection with the Loan Documents and (c) the Refinancing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits, 2007 revision, International Chamber of Commerce Publication No. 600, as the same may be amended and in effect from time to time.

“UK Bail-In Legislation” means (to the extent the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable to the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration of other insolvency proceedings).

“United States Person” means a corporation, partnership or other entity created, organized or incorporated under the laws of the United States of America or a State thereof (including the District of Columbia).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

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“Unrestricted Subsidiaries” means the Persons set forth on Schedule 6.02(ii) and any Subsidiary of the Company designated by the Company as an Unrestricted Subsidiary pursuant to and in compliance with Section 7.08.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 10.23.

“Write-Down and Conversion Powers” means:

(a)    with respect to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)    in relation to any UK Bail-In Legislation:

(i)    any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)    any similar or analogous powers under that UK Bail-In Legislation; and

(c)    in relation to any other applicable Bail-In Legislation:

(i)    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)    any similar or analogous powers under that Bail-In Legislation.

Section 1.02    Other Interpretive Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes”

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and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” (except when used as accounting terms, in which case GAAP shall apply) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

Section 1.03    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or in the case of any financial ratio, the Administrative Agent or the Required Lenders, shall so request, the Administrative Agent, the applicable Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, as applicable); provided that, in the event of a request for an amendment, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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(c)    Capitalized Lease Obligations. Notwithstanding anything to the contrary contained in Section 1.03(a), whether a lease shall be treated as operating lease and not a capital lease or finance lease will be determined in accordance with the principles set forth in the definition of Capitalized Lease Obligations.

Section 1.04    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07     Currency Equivalents Generally. Any amount specified in this Credit Agreement (other than in Articles II, IV and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

Section 1.08    Interest Rates; LIBOR Notification. The interest rate on Eurodollar Rate Loans is determined by reference to the Eurodollar Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks

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to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.03(b) of this Credit Agreement, such Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Company, pursuant to Section 3.03, in advance of any change to the reference rate upon which the interest rate on Eurodollar Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.03(b), will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.09    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10    Limited Condition Acquisitions. In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of (i) determining compliance with any provision of the Loan Documents which requires the calculation of the Total Leverage Ratio or the Interest Coverage Ratio; (ii) determining (A) the accuracy of representations and warranties in Article VI (other than customary “specified representations” and those representations of the seller or target company (as applicable) included in the acquisition agreement for the relevant Limited Condition Acquisition that are material to the interests of the Lenders and only to the extent that the relevant acquirer has the right to terminate its obligations under such acquisition agreement as a result of such representations (which representations, notwithstanding anything herein to the contrary, shall be required to be accurate on the basis set forth in the acquisition agreement as of the date of the consummation of any Limited Condition Acquisition)), and/or (B) whether a Default or Event of Default (other than a Specified Event of Default (the absence of which, notwithstanding anything herein to the contrary, shall be required on the date of the consummation of such Limited Condition Acquisition)) has occurred and is continuing or would result therefrom; or (iii) testing availability under baskets set forth in the Loan Documents; in

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each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted under the Loan Documents, shall be deemed to be the date the definitive agreement for such Limited Condition Acquisition is entered into (the “LCA Test Date”), and if, on a pro forma basis after giving effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Measurement Period ending prior to the LCA Test Date, the Company could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCA Election for any Limited Condition Acquisition and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded or otherwise non-compliant as a result of fluctuations in any such ratio or basket, including due to fluctuations in Adjusted Operating Income of the Company or the Person subject to such Limited Condition Acquisition or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios, metrics or thresholds will not be deemed to have been exceeded or non-compliant as a result of such fluctuations solely for purposes of determining compliance of the relevant transaction or action with such provisions, baskets or thresholds. If the Company has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with, on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on (A) a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the Limited Condition Acquisition has been consummated or the definitive agreement with respect thereto has been terminated or expires and (B) on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01    The Loans.

(a)    The Term Borrowing. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a single loan in Dollars to the Company on the Effective Date in a principal amount not to exceed its Term Commitment under the Initial Term Facility on the Effective Date. The Term Borrowing under the Initial Term Facility shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Initial Term Facility. Any Term Lender that is also a “Term Lender” under the Existing Credit Agreement may make, in whole or in part, its respective Term Loan by means of a dollar-for-dollar, cashless exchange of all or a portion of the “Term Loan” (as defined in the Existing Credit Agreement) it holds under the Existing Credit Agreement immediately prior to the occurrence of the Effective Date into a Term Loan hereunder pursuant to cashless settlement

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mechanisms reasonably approved by the Company, the Administrative Agent and such Term Lender. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)    Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Credit Loan”) to the Company from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02    Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone (a “Committed Loan Notice”). Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided, however, that notice of (x) the initial Borrowing of Base Rate Loans may be received by the Administrative Agent at such time as agreed by the Administrative Agent on the requested date of Borrowing and (y) any conversion of such initial Borrowing to Eurodollar Rate Loans may be received by the Administrative Agent no later than 11:00 a.m. on the third Business Day prior to the requested date of conversion. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a senior executive of the Company. In the case of any discrepancies between telephonic and written notices received by the Administrative Agent, the telephonic notice shall be effective as understood in good faith by the Administrative Agent. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c) each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Term Borrowing, Revolving Credit Borrowing, an Incremental Borrowing, if available, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar

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Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans, Revolving Credit Loans or Incremental Loans, if any, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (i) one hour after receipt of notice from the Administrative Agent on the Effective Date in the case of the initial Borrowing of Base Rate Loans (as long as such notice is received prior to 1:30 p.m. on such day) or (ii) 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, (x) if such Borrowing is the initial Credit Extension on the Effective Date, Section 5.01 and (y) if such Borrowing is an Incremental Borrowing, the applicable conditions set forth in the Incremental Supplement), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of JPMorgan with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Company as provided above.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, the Administrative Agent may notify the Company that Loans may only be converted into or continued as Loans of certain specified Types and, thereafter, until no Default shall continue to exist, Loans may not be converted into or continued as Loans of any Type other than one or more of such specified Types.

(d)    The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon

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determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in JPMorgan’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect in respect of the Facilities.

Section 2.03    Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (y) the aggregate amount available to be drawn under all Letters of Credit issued by the applicable L/C Issuer issuing such Letter of Credit shall not exceed either of (I) such L/C Issuer’s Letter of Credit Commitment (provided, that any L/C Issuer may, following a request from the Company, in its sole discretion, issue Letters of Credit in an aggregate available amount in excess of such L/C Issuer’s Letter of Credit Commitment so long as the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit) and (II) the aggregate amount of such L/C Issuer’s unused Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)    No L/C Issuer shall issue any Letter of Credit if:

(A)    the expiry date of such requested Letter of Credit would occur more than (x) in the case of Standby Letters of Credit, twelve months after the date of issuance or (y) in the case of Trade Letters of Credit, 180 days after the date of issuance, unless the Required Revolver Lenders have approved such expiry date;

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(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date; or

(C)    such Letter of Credit is to be denominated in a currency other than Dollars;

(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer generally applicable to the issuance of letters of credit;

(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E)    a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender, unless such L/C Issuer has entered into arrangements satisfactory to such L/C Issuer with the Company or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.

(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

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(vi)    Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to any L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a senior executive of the Company. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission as provided in Section 10.02(b), by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may require. Additionally, the Company shall furnish to each L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as any L/C Issuer or the Administrative Agent may require.

(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each

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case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Company fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

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In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to
Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans to the Company or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the New York Fed Bank Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations. (i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage

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thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the New York Fed Bank Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)    Obligations Absolute. The obligation of the Company to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

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(v)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not materially prejudice the Company;

(vi)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; or

(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any of its Subsidiaries.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuers. The Company shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any

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communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. In addition, if any Revolving Credit Lender shall become a Defaulting Lender, then upon a request of the Administrative Agent (made on behalf of itself or at the direction of any L/C Issuer), the Company shall immediately Cash Collateralize all of such Defaulting Lender’s Pro Rata Share of the then Outstanding Amount of all L/C Obligations (in an amount equal to such Defaulting Lender’s Pro Rata Share of such Outstanding Amount, determined as of the date of such request from the Administrative Agent. Section 2.05 and Section 8.02 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuers.

(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Trade Letter of Credit.

(i)    Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Credit Loans maintained as Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit

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shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Company shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, at the rate of 1⁄4 of 1.00% per annum (but in no event less than $500 per annum for each Letter of Credit) (i) with respect to each Trade Letter of Credit, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a Trade Letter of Credit increasing the amount of such Trade Letter of Credit, computed on the amount of such increase, and payable upon the effectiveness of such amendment (provided, that the $500 per annum minimum set forth in the previous parenthetical shall not apply to an amendment of a Trade Letter of Credit), and (iii) with respect to each Standby Letter of Credit, computed on the daily amount available to be drawn under such Standby Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Company shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable L/C Issuer (whether arising by contract, law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (i) shall be obligated to reimburse, indemnify and compensate any L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

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Section 2.04    Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender (including the Swing Line Lender) at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment and (iii) the aggregate Outstanding Amount under the Swingline Facility shall not exceed the aggregate amount of Swingline Lender’s unused Revolving Credit Commitment, and provided further that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Credit Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans.

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(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone (a “Swing Line Loan Notice”). Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a senior executive of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 12:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company.

(c)    Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request and no less frequently than weekly shall request, in each case, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

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(iii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the New York Fed Bank Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)    Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the New York Fed Bank Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

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(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)    Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)    Replacement of Swing Line Lender. Any Swing Line Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swing Line Lender and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swing Line Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swing Line Lender pursuant to Section 2.08(a). From and after the effective date of any such replacement, (x) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Credit Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require. After the replacement of a Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Credit Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.

(h)    Resignation of Swing Line Lender. Subject to the appointment and acceptance of a successor Swing Line Lender, any Swing Line Lender may resign as a Swing Line Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Swing Line Lender shall be replaced in accordance with Section 2.04(g) above.

Section 2.05    Prepayments. (a) Optional. (i) The Company may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (x) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) one Business Day prior to any date of prepayment of Base Rate Loans; (y) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (z) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Company, the

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Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Company (and if not so directed, on a pro-rata basis), and, subject to Section 2.16, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in the relevant Facility.

(ii)    The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)    Mandatory. (i) If (A) the Company or any of its Subsidiaries Disposes of any Collateral other than (x) Dispositions under Section 7.24(i) or Section 7.24(ii); (y) any Disposition of Equity Interests in a Restricted Subsidiary that hold only Excluded Assets, or (z) as a result of the consummation of the Spin-Off (a “Mandatory Prepayment Disposition”), or (B) the Company or any of its Restricted Subsidiaries suffers an Event of Loss, which in each case, together with all other Mandatory Prepayment Dispositions made and Events of Loss suffered at any time since the Original Closing Date, result in the realization by the Loan Parties, collectively, of Net Cash Proceeds from Mandatory Prepayment Dispositions and Events of Loss in an aggregate amount in excess of $75,000,000 (for the avoidance of doubt, excluding any Net Cash Proceeds excluded under the preceding subclause (i)(A)(x)), the Company shall in each case prepay, within three Business Days after receipt thereof by such Person, an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds; provided that if the Company’s Total Leverage Ratio, as determined by the Compliance Certificate most recently delivered pursuant to Section 7.01(e), is (x) greater than or equal to 2.00:1.00 but less than 2.50:1.00, such percentage shall be reduced to 75% of such Net Cash Proceeds, or (y) less than 2.00:1.00, such percentage shall be reduced to 50% of such Net Cash Proceeds; provided, further, that (x) with respect to all or a portion of any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(i)(A), at the election of the Company (as notified by the Company to the Administrative Agent on or prior to such third Business Day following receipt of such Net Cash Proceeds of Dispositions of Collateral), and so long as no Default shall have occurred and be continuing, the Company or such Subsidiary may reinvest Net Cash Proceeds arising from such Disposition in operating assets which constitute Collateral within 365 days after the receipt of such Net Cash Proceeds and (y) with respect to any Net Cash Proceeds of casualty insurance or condemnation awards realized due to an Event of Loss described in this Section 2.05(b)(i)(B), at the election of the Company (as notified by the Company to the Administrative Agent on or prior to such third Business Day following receipt of such Net Cash Proceeds of casualty insurance or condemnation awards), and so long as no Default shall have occurred and be continuing, the Company or such Subsidiary may apply within 365 days (or, if such replacement or repair could

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not reasonably completed within 365 days, such period shall be extended for a reasonable period of time to permit completion of such replacement and repair so long as the replacement or repair of the asset or assets that suffered the Event of Loss is being diligently pursued by the Company or such Subsidiary) after the receipt of such Net Cash Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided further, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans.

(ii)    Upon the incurrence or issuance by the Company or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness permitted under Section 7.14), the Company shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Company or such Restricted Subsidiary.

(iii)    If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Company shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(iv)    Prepayments made pursuant to this Section 2.05(b), first, except to the extent that the Incremental Term Lenders under an Incremental Term Facility have otherwise agreed, shall be applied ratably to the outstanding Loans under the Initial Term Facility and each Incremental Term Facility, if any, second, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, third, except to the extent that the Incremental Revolving Credit Lenders under an Incremental Revolving Credit Facility have otherwise agreed, shall be applied ratably to the outstanding Loans under the Initial Revolving Credit Facility and each Incremental Revolving Credit Facility, if any, and, fourth, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments required pursuant to clause (i) through (iii) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Company for use in the ordinary course of its business, and the Revolving Credit Facility and any Incremental Revolving Credit Facility shall be automatically and permanently reduced on a pro rata basis by the Reduction Amount as set forth in Section 2.06(b)(i). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Company or any other Loan Party) to reimburse the L/C Issuers or the Revolving Credit Lenders, as applicable.

Section 2.06    Termination or Reduction of Commitments. (a) Optional. The Company may, upon notice to the Administrative Agent, terminate any Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce any Revolving Credit Facility, Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative

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Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce (A) any Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit, and (iv) to the extent practicable, each partial reduction in the Letter of Credit Sublimit shall be allocated ratably among the L/C Issuers in accordance with their respective Letter of Credit Commitments.

(b)    Mandatory. (i) The aggregate Term Commitments under the Initial Term Facility and any Incremental Term Facility shall be automatically and permanently reduced to zero on the date of the applicable Term Borrowing.

(ii)    The Revolving Credit Facility and any Incremental Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Loans outstanding thereunder would be required to be made pursuant to Section 2.05(b)(i) through (iii), whether or not any Loans or L/C Obligations are then outstanding, by an amount equal to the applicable Reduction Amount.

(iii)    If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender under the Revolving Credit Facility and any Incremental Revolving Credit Facility shall be reduced by such Revolving Credit Lender’s Applicable Percentage of such reduction amount with respect to each such Revolving Credit Facility. All fees in respect of any Revolving Credit Facility accrued until the effective date of any termination of such Facility shall be paid on the effective date of such termination.

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Section 2.07    Repayment of Loans. (a) Initial Term Facility. The Company shall, on each date set forth below, pay a principal amount of the Initial Term Facility in an aggregate amount equal to the percentage set forth below for such date of the original principal amount of the Initial Term Facility:

Date	Principal Amortization Payment	Date	Principal Amortization Payment
March 31, 2020	0.625%	September 30, 2022	1.125%
June 30, 2020	0.625%	December 31, 2022	1.125%
September 30, 2020	0.625%	March 31, 2023	1.875%
December 31, 2020	0.625%	June 30, 2023	1.875%
March 31, 2021	1.125%	September 30, 2023	1.875%
June 30, 2021	1.125%	December 31, 2023	1.875%
September 30, 2021	1.125%	March 31, 2024	1.875%
December 31, 2021	1.125%	June 30, 2024	1.875%
March 31, 2022	1.125%	September 30, 2024	1.875%
June 30, 2022	1.125%	Maturity Date	Outstanding Principal Amount

(b)    Revolving Credit Loans and Incremental Revolving Credit Loans. The Company shall repay to the Revolving Credit Lenders and Incremental Revolving Credit Lenders on the Maturity Date applicable to each such Facility, the aggregate principal amount of all Revolving Credit Loans and Incremental Revolving Credit Loans, as applicable, outstanding on such date.

(c)    Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date that is five Business Days after such Loan is made, and (ii) the Maturity Date applicable to the Revolving Credit Facility with the latest Maturity Date.

(d)    Incremental Term Loans. The Company shall repay to the Incremental Term Lenders the principal amount of the Incremental Term Loans in such amounts and at such times as shall be set forth in the applicable Incremental Term Supplement.

Section 2.08    Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the applicable Revolving Credit Facility.

(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each (x) Base Rate Loan shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, (y) Eurodollar Rate Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto.

(d)    Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09    Fees. In addition to certain fees described in Section 2.03(i) and (j):

(a)    Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender that is not a Defaulting Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Commitment Fee”) on the actual daily amount by which the Initial Revolving Credit Facility exceeds the Total Outstandings under the Initial Revolving Credit Facility, at a rate equal to the then-applicable Applicable Commitment Fee Percentage; provided, however, that any Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Company prior to such time, and provided, further, that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period for the Revolving Credit Facility. The Commitment Fee shall be calculated quarterly in arrears. For the purposes of calculating the Commitment Fee, outstanding Swing Line Loans shall be disregarded as a utilization of the Revolving Credit Facility.

(b)    Other Fees. The Company shall pay to the Administrative Agent, the Joint Book Runners and the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans, when the Base Rate is determined by JPMorgan’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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Section 2.11    Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12    Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with

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Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the New York Fed Bank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the New York Fed Bank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of such Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payments on account of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans or other Obligations and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

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(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by the Company pursuant to and in accordance with the express terms of this Credit Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation or subparticipation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation or subparticipation.

Section 2.14    Incremental Revolving Credit Facilities.

(a)    Request for an Incremental Revolving Credit Facility. At the request of the Company to the Administrative Agent and without the consent of any Lender, an increase in the Revolving Credit Commitments or a separate tranche of revolving credit commitments and revolving loans under this Credit Agreement (an “Incremental Revolving Credit Facility”) shall be established; provided that at the time of such request, upon the effectiveness of any increase or any Incremental Revolving Credit Supplement referred to below, and at the time any Incremental Revolving Credit Loan is made (and after giving full pro forma effect thereto), the aggregate principal amount of all Incremental Facilities shall not exceed the sum of (x) the greater of (A) $300,000,000 and (B) 100% of Adjusted Operating Income for the most recently completed four fiscal quarter period for which financial statements were required to have been delivered pursuant to Section 7.01, plus (y) an aggregate additional amount of Indebtedness such that, after giving pro forma effect to such incurrence or issuance, the Company shall have a Total Leverage Ratio of no greater than 5.00:1.00; provided, further, that at the time of such request, upon the effectiveness of any increase or any Incremental Revolving Credit Supplement referred to below, and at the time any Incremental Revolving Credit Loan is made (and after giving full pro forma effect thereto), (i) no Default or Event of Default shall exist, and (ii) the Company shall be in pro forma compliance with the Financial Covenants (and compliance with the preceding clauses (y) and (ii) shall be determined (A) assuming that the full amounts of all Revolving Credit Facilities (including the proposed Incremental Revolving Credit Facility and all other then-existing Incremental Revolving Credit Facilities) have been drawn, (B) utilizing the financial statements most recently delivered or deemed delivered pursuant to Section 7.01, (C) giving full pro forma effect to (1) all Specified Transactions (as provided in such definition) that have occurred since the last day of the most recently completed Measurement Period for which financial statements have been delivered or deemed delivered pursuant to Section 7.01 (including, for the avoidance of doubt, but without duplication, any acquisitions constituting Specified Transactions that are to be consummated contemporaneously with the closing of, and using the proceeds of, such proposed Incremental Revolving Credit Facility), and (2) the application of the proceeds of the proposed

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Incremental Revolving Credit Facility, and (D) otherwise in accordance with the applicable definitions therein); provided, that with respect to a Limited Condition Acquisition, the requirements of the preceding clauses (y), (i) and (ii) shall be modified as provided in Section 1.10 of this Credit Agreement.

(b)    Conditions to Effectiveness of an Incremental Revolving Credit Facility. As a condition precedent to the establishment of any Incremental Revolving Credit Facility, the Company, the Administrative Agent and the Incremental Revolving Credit Lenders thereunder shall enter into a supplement to this Credit Agreement in substantially the form of Exhibit H-1 (an “Incremental Revolving Credit Supplement”), duly completed such that such Incremental Revolving Credit Supplement shall set forth the terms and conditions relating to the Incremental Revolving Credit Facility; provided that, in any event, each Incremental Revolving Credit Facility shall (i) be Guaranteed only by the Guarantors under this Credit Agreement and (ii) rank pari passu in right of both payment and of security with the Initial Facilities and each other Incremental Facility. Upon the effective date of such Incremental Revolving Credit Supplement, each lender thereunder shall become an Incremental Revolving Credit Lender hereunder and such Incremental Revolving Credit Supplement shall be deemed part of this Credit Agreement for all purposes thereafter. Each Incremental Revolving Credit Supplement may, without the consent of any Lender (other than the applicable Incremental Revolving Credit Lenders thereunder and the Administrative Agent), effect such amendments to this Credit Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.14.

(c)    Incremental Revolving Credit Lenders. The Revolving Credit Lenders shall initially have the right, but not the obligation, to commit up to their pro rata portion of any Incremental Revolving Credit Facility; provided that, if after giving full pro forma effect to such proposed Incremental Revolving Credit Facility (assuming that the full amount of the Initial Revolving Credit Facility, the full amount of each then-existing Incremental Revolving Credit Facility, and the full amount of the proposed Incremental Revolving Credit Facility, have all been drawn), the Company would be in pro forma compliance with the Financial Covenants, then such Incremental Revolving Credit Commitments may, at the election of the Company, be offered to new lenders, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld), if such Administrative Agent consent would be required under Section 10.06(b)(iii) for an assignment of Loans or Commitments to such Incremental Revolving Credit Lender.

Section 2.15    Incremental Term Facilities.

(a)    Request for an Incremental Term Facility. At the request of the Company to the Administrative Agent, and without the consent of any Lender, on one or more occasions, an increase in the aggregate principal amount of any existing Term Facility or a separate tranche of term loan commitments and term loans may be established under this Credit Agreement; provided that at the time of such request, upon the effectiveness of any Incremental Term Supplement referred to below, and at the time any Incremental Term Loan is made (and after giving full pro forma effect to the incurrence thereof and the application of proceeds thereof), the aggregate principal amount of all Incremental Facilities shall not exceed the sum of (x) the greater of (A) $300,000,000 and (B) 100% of Adjusted Operating Income for the most recently completed

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four fiscal quarter period for which financial statements were required to have been delivered pursuant to Section 7.01, plus (y) an aggregate additional amount of Indebtedness such that, after giving pro forma effect to such incurrence or issuance, the Company shall have a Total Leverage Ratio of no greater than 5.00:1.00; provided, further, that at the time of such request, upon the effectiveness of any Incremental Term Supplement referred to below, and at the time any Incremental Term Loan is made (and after giving full pro forma effect to the incurrence thereof and the application of proceeds thereof), (i) no Default or Event of Default shall then exist, and (ii) the Company shall be in pro forma compliance with the Financial Covenants (and compliance with the preceding clauses (y) and (ii) shall be determined (A) assuming that the full amounts of all Revolving Credit Facilities (including all then-existing Incremental Revolving Credit Facilities) have all been drawn, (B) utilizing the financial statements most recently most recently delivered or deemed delivered pursuant to Section 7.01, (C) giving full pro forma effect to (1) all Specified Transactions (as provided in such definition) that have occurred since the last day of the most recently completed Measurement Period for which financial statements have been delivered or deemed delivered pursuant to Section 7.01 (including, for the avoidance of doubt, but without duplication, any acquisitions constituting Specified Transactions that are to be consummated contemporaneously with the closing of, and using the proceeds of, such proposed Incremental Term Facility), and (2) the application of the proceeds of the proposed Incremental Term Facility, and (D) otherwise in accordance with the applicable definitions therein); provided, that with respect to a Limited Condition Acquisition, the requirements of the preceding clauses (y), (i) and (ii) shall be modified as provided in Section 1.10 of this Credit Agreement.

(b)    Conditions to Effectiveness of an Incremental Term Facility. As a condition precedent to the establishment of any Incremental Term Facility, the Company, the Administrative Agent and the Incremental Term Lenders thereunder shall enter into a supplement to this Credit Agreement in substantially the form of either Exhibit H-2 or Exhibit H-3 (an “Incremental Term Supplement”), duly completed, and with such provisions (including changes to the provisions set forth therein) as may be agreed to by the Company and the Incremental Term Lenders (provided, that notwithstanding anything to the contrary set forth in this sentence, (A) the prior written consent of the Administrative Agent shall be required for any changes to Section 12 (Conditions Precedent) of any form of Incremental Term Supplement, other than completing the required information in clause (e) (Opinions of Counsel to the Company) thereof, (B) in no event shall any form of Incremental Term Supplement be changed to provide any additional, preferential or non-pro rata repayment or prepayment rights to any of Incremental Term Lenders thereunder (unless such Incremental Facility is to receive less than its ratable share of any repayment or prepayment) and (C) if the Administrative Agent reasonably determines that any proposed change to any form of Incremental Term Supplement would be contrary to, or conflict with, the provisions of this Credit Agreement or any other Loan Document, and the Administrative Agent provides written notice of such determination to the Company, then such proposed change shall be revised or removed in a manner reasonably satisfactory to the Administrative Agent), such that such Incremental Term Supplement shall set forth the terms and conditions relating to the Incremental Term Facility, which shall be reasonably acceptable to the Administrative Agent (except to the extent that they are consistent with the following provisos to this clause (b)); provided that, in any event, each Incremental Term Facility shall (i) not have (A) a final maturity date earlier than the later of (x) the “Maturity Date” then applicable to the Initial Facilities and (y) the latest “Maturity Date” then applicable to any then-outstanding Incremental Term Facility, or (B) a weighted average life to maturity shorter than the “Maturity Date” then applicable to the Initial Facilities; (ii) be

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Guaranteed only by the Guarantors under this Credit Agreement; (iii) rank pari passu in right of both payment and of security with the Initial Facilities and each other Incremental Facility; (iv) except as to pricing and amortization, have terms and documentation that are, when taken as a whole, no more restrictive than the terms applicable to the existing Facilities, unless such terms are reasonably acceptable to the Administrative Agent; (v) be in a minimum principal amount of $50,000,000, and any whole multiple of $5,000,000 in excess thereof; and (vi)(A) in the case of any Incremental Term Facility in substantially the form of Exhibit H-2, or (B) in the case of any Incremental Term Facility in substantially the form of Exhibit H-3 entered into within 18 months after the Effective Date, not have total yield greater than 0.50% higher than the total yield for the Term Loans then in place unless (x) the Applicable Rate applicable to the Initial Term Facility (and, if applicable, each other then-existing Incremental Term Facility) shall be increased (to the extent such higher yield is in the form of interest rates) and (y) the Company shall pay to the Administrative Agent for the account of each of the Initial Term Lenders (and each other Incremental Term Lender (as applicable)) a fee (to the extent such higher yield is in the form of fees or original issue discount) so as to cause the total yield of the Initial Term Facility and each other then-existing Incremental Term Facility (if applicable) to be no more than 0.50% per annum lower than the total yield in respect of the new Incremental Term Facility. Upon the effective date of the Incremental Term Supplement, each lender thereunder shall become an Incremental Term Lender hereunder and such Incremental Term Supplement shall be deemed part of this Credit Agreement for all purposes thereafter. Each Incremental Term Supplement may, without the consent of any Lender (other than the applicable Incremental Term Lenders thereunder and the Administrative Agent), effect such amendments to this Credit Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.15.

(c)    Incremental Term Lenders. The Company shall be entitled to elect, in its own discretion, Incremental Term Lenders from among the existing Lenders, and any additional banks, financial institutions and other institutional lenders or investors, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld), if such Administrative Agent consent would be required under Section 10.06(b)(iii) for an assignment of Loans to such Incremental Term Lender. Notwithstanding the foregoing, no Lender shall be required to provide any Incremental Term Loans.

Section 2.16    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to

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Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. (A) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

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(B)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b)    Defaulting Lender Cure. If the Company, the Administrative Agent, each Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf

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of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17    Extension of Maturity Date.

(a)    The Company may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders), not less than 60 days in advance of the applicable Maturity Date with respect to any Facility, as in effect at such time (an “Existing Maturity Date”) for such Facility, request that the Lenders extend such Existing Maturity Date (each, an “Extension”) to any date that it shall select so long as such date is no more than the fifth anniversary of such Existing Maturity Date (such date, the “Extended Maturity Date”; any Term Facility so extended, an “Extended Term Facility,” any Revolving Credit Facility so extended, an “Extended Revolving Credit Facility” and, together with any Extended Term Facility, an “Extended Facility”; and any Revolving Credit Commitments so extended, “Extended Revolving Credit Commitments”). Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender that advises the Administrative Agent that it will not extend an Existing Maturity Date is referred to herein as a “Non-Extending Lender”; provided, that any Lender that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender that is a Defaulting Lender on the Response Date shall be deemed to be a Non-Extending Lender. The Administrative Agent shall notify the Company, in writing, of the Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an Extension shall not obligate any other Lender to so agree. Each applicable Maturity Date may be extended no more than two times pursuant to this Section 2.17.

(b)    If, by the Response Date, any Lenders shall have agreed to extend an Existing Maturity Date (each such consenting Lender, an “Extending Lender”), then effective as of such Existing Maturity Date, the Maturity Date for such Extending Lenders only shall be extended to the Extended Maturity Date (subject to satisfaction of the conditions set forth in Section 2.17(d)). In the event of any Extension, (i) the outstanding principal balance of all Loans and other amounts payable hereunder to any Non-Extending Lender shall become due and payable on such Existing Maturity Date and (ii) with respect to any Revolving Credit Facility, the Revolving Credit Commitment of each Non-Extending Lender shall terminate on the Existing Maturity Date in effect for such Non-Extending Lender prior to such Extension and, subject to Section 2.17(c) below, the total Revolving Credit Commitments for the applicable Revolving Credit Facility shall be reduced by the Revolving Credit Commitments of the Non-Extending Lenders so terminated for such Revolving Credit Facility on such Existing Maturity Date.

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(c)    If (and only if), by the Response Date, Lenders holding Loans and/or Commitments that aggregate more than 50% of the total outstanding Loans and Commitments shall constitute Extending Lenders, then the Company shall have the right on or before the applicable Existing Maturity Date, at its own expense, to require any Non-Extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.06) all its interests, rights (other than its rights to payments pursuant to Section 3.01, Section 3.04, Section 3.05 or Section 10.04 arising prior to the effectiveness of such assignment) and obligations under this Credit Agreement with respect to the applicable Facility to one or more banks or other financial institutions identified to the Non-Extending Lender by the Company, which may include any existing Lender (each a “Replacement Lender”); provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (and, if a Revolving Credit Facility, each L/C Issuer) (such approvals to not be unreasonably withheld or conditioned) to the extent the consent of the Administrative Agent (or the L/C Issuers, if applicable) would be required to effect an assignment under Section 10.06(b), (ii) such assignment shall become effective as of a date specified by the Company (which shall not be later than the applicable Existing Maturity Date in effect for such Non-Extending Lender prior to the effective date of the requested extension) and (iii) each Replacement Lender shall pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.

(d)    As a condition precedent to each such Extension of an Existing Maturity Date pursuant to Section 2.17(b), the Company shall (i) deliver to the Administrative Agent a certificate of the Company dated as of the applicable Existing Maturity Date, signed by a senior executive of the Company certifying that, as of such date, both before and immediately after giving effect to such Extension, (A) the representations and warranties of the Company set forth in this Credit Agreement shall be true and correct in all material respects and as of such date to the same extent as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct, in all material respects, as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date or on such earlier date, as the case may be (after giving effect to such qualification); and (B) no Default or Event of Default shall have occurred and be continuing and (ii) first make such prepayments of the outstanding Loans and second provide such cash collateral (or make such other arrangements satisfactory to the applicable L/C Issuer) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Commitments of the Non-Extending Lenders pursuant to Section 2.17(b) and any assignment pursuant to Section 2.17(c), the aggregate Revolving Credit Exposure less the face amount of any Letter of Credit supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments being extended.

(e)    The terms of each Extended Facility shall be determined by the Administrative Agent, the Company and the applicable Extending Lenders and set forth in an

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amendment to this Credit Agreement (an “Extension Amendment”); provided, that (i) the final maturity date of any Extended Facility shall be no earlier than the Existing Maturity Date for such Facility, (ii) the weighted average life to maturity of the Extended Facility shall be no shorter than the weighted average life to maturity of the Facility being extended, (iii) (A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Facility and (B) any scheduled amortization with respect to an Extended Term Facility shall, until the Existing Maturity Date for such Term Facility, be in amounts equal to or less (but not greater) than the scheduled amortization under the Term Facility being extended, (iv) any Extended Facility shall rank pari passu in right of payment and with respect to security with the Facilities not being extended, and the borrower and guarantors of the Extended Facility shall be the same as the borrower and Guarantors with respect to the Facilities not being extended, (v) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Facility shall be determined by the Company and the applicable Extending Lenders, (vi) (A) any Extended Term Facility may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the Term Facility being extended and (B) borrowing and prepayment under any Extended Revolving Credit Facility, or reductions of Extended Revolving Credit Commitments, and participations in Letters of Credit and Swing Line Loans, shall be on a pro rata basis with the Revolving Credit Loans or Revolving Credit Commitments not being extended (other than upon the maturity of the non-extended Revolving Credit Loans and Revolving Credit Commitments), and (vii) the terms of any Extended Facility shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above). For the avoidance of doubt, (i) no consent of any Lender (other than the existing Lenders participating in the Extension) shall be required for any Extension pursuant to this Section 2.17 and (ii) neither the operation of this Section 2.17 in accordance with its terms nor any Extension Amendment shall constitute an amendment subject to Section 10.01.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the Company shall be required by applicable law to withhold or deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Company shall make such withholdings or deductions and (iii) the Company shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

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(c)    Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Company shall not indemnify the Administrative Agent, any Lender or any L/C Issuer for any penalties or interest that are imposed solely as a result of gross negligence or willful misconduct of the Administrative Agent, any Lender or any L/C Issuer. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. If, in the reasonable discretion of the Company, any Indemnified Taxes are incorrectly or not legally imposed or asserted by the relevant Governmental Authority, the Administrative Agent, each Lender or each L/C Issuer, as the case may be, shall, at the expense of the Company, use commercially reasonable efforts to cooperate with the Company to recover and promptly remit such Indemnified Taxes to the Company in accordance with subsection (f) of this Section. Nothing contained herein shall derogate from the right of any Lender, the Administrative Agent or any L/C Issuer to arrange its tax affairs in whatever manner it sees fit nor shall require any Lender, the Administrative Agent or any L/C Issuer to disclose any information relating to its tax affairs that it deems confidential other than as required under Section 3.01(f). For the avoidance of doubt, the Administrative Agent, a Lender and an L/C Issuer may not recover more than once with respect to the same amount of Taxes to which the Administrative Agent, Lender or L/C Issuer is entitled to indemnification under this Section.

(d)    Indemnification by the Lenders. Each Lender and each L/C Issuer shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender and L/C Issuer (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s or L/C Issuer’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer under any Loan Document or otherwise payable by the Administrative Agent to the Lender or L/C Issuer from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.01, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(f)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(i)-(iv) of this Section) shall not be required if in the Foreign Lender’s reasonable judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, if the Company is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)      duly executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)     duly executed copies of Internal Revenue Service Form W-8ECI,

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Company within the meaning of section 871(h)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, or

(iv)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made (including, for the avoidance of doubt, documentation necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine whether any recipient of amounts arising under this Credit Agreement has or has not complied with such recipient’s obligations under FATCA, or to determine the amount to deduct and/or withhold from such amounts under FATCA). Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

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Each Foreign Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its good faith discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g), the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, and pay any amounts payable to such Lender under Section 3.04(e), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

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Section 3.03    Inability to Determine Rates. (a) If, for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent is advised by the Required Lenders that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (including because the Eurodollar Base Rate is not available or published on a current basis), or (iii) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(ii) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(ii) have not arisen but either (w) the supervisor for the administrator of the Eurodollar Base Rate has made a public statement that the administrator of the Eurodollar Base Rate is insolvent (and there is no successor administrator that will continue publication of the Eurodollar Base Rate), (x) the administrator of the Eurodollar Base Rate has made a public statement identifying a specific date after which the Eurodollar Base Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Eurodollar Base Rate), (y) the supervisor for the administrator of the Eurodollar Base Rate has made a public statement identifying a specific date after which the Eurodollar Base Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Eurodollar Base Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Base Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall promptly endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Credit Agreement to reflect such alternate rate of interest and such other related changes to this Credit Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Credit Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this

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clause (b) (but, (A) in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 3.03(b), only to the extent the Eurodollar Base Rate for such Interest Period is not available or published at such time on a current basis and (B) in the case of the circumstances described in clause (ii)(z) of the first sentence of this Section 3.03(b), only to the extent the specific date referred to in such clause has occurred), (x) any Committed Loan Notice that requests the conversion of any Revolving Credit Borrowing to, or continuation of any Revolving Credit Borrowing as, Eurodollar Rate Loans shall be ineffective and (y) if any Committed Loan Notice requests a Borrowing of Eurodollar Rate Loans, such Borrowing shall be made as a Base Rate Loan.

Section 3.04    Increased Costs; Reserves on Eurodollar Rate Loans.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)    subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes and any Excluded Tax); or

(iii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, a Lender or an L/C Issuer shall be entitled to request compensation for increased costs or expenses described in this Section 3.04(a) only to the extent it is the general practice or policy of such Lender or such L/C Issuer to request such compensation from other borrowers under comparable facilities under similar circumstances; provided, that in no event shall such Lender or L/C Issuer be required to disclose any confidential or proprietary information regarding any such other borrower or comparable facility. For the avoidance of doubt, if a Lender or an L/C Issuer recovers an amount under this Section, such Lender or such L/C Issuer may not recover the same amount under Section 3.01; similarly, if a Lender or an L/C Issuer recovers an amount under Section 3.01, such Lender or such L/C Issuer may not recover the same amount under this Section.

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(b)    Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Reserves on Eurodollar Rate Loans. The Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

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Section 3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.12;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate. Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06    Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Company is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any

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Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, the Company may replace such Lender in accordance with Section 10.12.

Section 3.07    Survival. All of the Company’s obligations under this Article III shall survive termination of the Aggregate Commitments, the assignment by a Lender of all or any portion of its Loans or Commitments hereunder, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

Section 4.01    Guaranty. Each of the Guarantors hereby, jointly and severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Company to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Section 4.02    Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

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Section 4.03    Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability, change in corporate existence or structure or other defense of the Company or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Company or any other Guarantor; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Company or any other Guarantor; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Company, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; (f) any defense based on any claim that any Obligations are invalid or unenforceable; (g) the amendment or waiver of any Obligations; (g) any defense based on any allegation of non-perfection or release of Collateral in the context of a secured transaction; and (h) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating the Company, the Guarantors or any other guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

Section 4.04    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other Guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Company or any other person or entity is joined as a party.

Section 4.05    Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

Section 4.06    Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Company or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any

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proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

Section 4.07    Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Company owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Company to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Company to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

Section 4.08    Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Company under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Secured Parties.

Section 4.09    Condition of Company. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Company and any other Guarantor such information concerning the financial condition, business and operations of the Company and any such other Guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Company or any other Guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Section 4.10    Limitation on Guaranty. It is the intention of the Guarantors, the Lenders and the Company that the obligations of each Guarantor hereunder shall be in, but not in excess of, the maximum amount permitted by applicable law. To that end, but only to the extent such obligations would otherwise be avoidable, the obligations of each Guarantor hereunder shall be limited to the maximum amount that, after giving effect to the incurrence thereof, would not render such Guarantor insolvent or unable to make payments in respect of any of its indebtedness as such indebtedness matures or leave such Guarantor with an unreasonably small capital. The need for any such limitation shall be determined, and any such needed limitation shall be effective, at the time or times that such Guarantor is deemed, under applicable law, to incur the Obligations hereunder. Any such limitation shall be apportioned amongst the Obligations pro rata in accordance with the respective amounts thereof. This paragraph is intended solely to preserve the rights of the Lenders under this Credit Agreement to the maximum extent permitted by applicable law, and neither the Guarantors, the Company nor any other Person shall have any right under this paragraph that it would not

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otherwise have under applicable law. The Company and each Guarantor agree not to commence any proceeding or action seeking to limit the amount of the obligation of such Guarantor under this Article IV by reason of this paragraph. For the purposes of this paragraph, “insolvency”, “unreasonably small capital” and “unable to make payments in respect of any of its indebtedness as such indebtedness matures” shall be determined in accordance with applicable law.

Section 4.11    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Obligations that are Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.11, or otherwise under this Guaranty, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect in accordance with Section 4.06. Each Qualified ECP Guarantor intends that this Section 4.11 constitute, and this Section 4.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01    Conditions of Credit Extensions on the Effective Date. The obligation of each L/C Issuer and each Lender to make the Credit Extensions hereunder on the Effective Date is subject to the satisfaction of the following conditions precedent on or prior to the Effective Date:

(a)    Execution of Loan Documents and Notes. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or delivered by means of other electronic communication (including e-mail and Internet or intranet websites) (followed promptly by originals) unless otherwise specified, each properly executed by a senior executive of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)    this Credit Agreement, duly executed and delivered by each of the Company, the Guarantors, the Lenders, the L/C Issuers and the Administrative Agent; and

(ii)    a Note executed by the Company in favor of each Lender requesting a Note.

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(b)    Good Standing and Organizational Documents. The Administrative Agent shall have received a copy of a certificate of the Secretary of State of the jurisdiction of organization of each Loan Party (except with respect to an entity of the type for which good standing certificates are not provided by the Secretary of State in the jurisdiction in which it is formed), dated on or about the Effective Date certifying (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter, certificate of limited partnership, limited liability company agreement or other organizational document on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes due and payable to the date of such certificate, and (3) such Loan Party is duly organized or formed and in good standing or presently subsisting (or the equivalent thereof) under the laws of the State of the jurisdiction of its organization.

(c)    Proof of Action. The Administrative Agent shall have received certified copies of all necessary action taken by each of the Company and the Loan Parties to authorize the execution, delivery and performance of each Loan Document to which it is a party.

(d)    Secretary’s Certificate. The Administrative Agent shall have received a certificate of each Loan Party signed by its Secretary or Assistant Secretary, dated as of the Effective Date, certifying as to (A) the absence of any amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party since the date of the Secretary of State’s (or local equivalent’s) certificate referred to in Section 5.01(b), (B) a true and correct copy of the organizational documents of such Loan Party as in effect on the date on which the resolutions or other proof of actions referred to in Section 5.01(c) were adopted and on the Effective Date, (C) the due organization and good standing or valid existence of such Loan Party organized under the laws of the jurisdiction of its organization and the absence of any proceeding for the dissolution or liquidation of such Loan Party, and (D) certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder or thereunder.

(e)    Opinions of Counsel to the Company and the Restricted Subsidiaries. The Lenders shall have received favorable opinions of:

(i)    Lawrence J. Burian, Executive Vice President and General Counsel, as counsel for the Company and the Restricted Subsidiaries, substantially in the form of Exhibit E; and

(ii)    Sullivan & Cromwell LLP, counsel to the Loan Parties, substantially in the form of Exhibit F;

and covering such other matters as any Lender or Lenders or special New York counsel to the Administrative Agent, may reasonably request (and for purposes of such opinions such counsel

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may rely upon opinions of counsel in other jurisdictions, provided that such other counsel are reasonably satisfactory to special counsel to the Administrative Agent and such other opinions state that the Lenders are entitled to rely thereon).

(f)    Solvency Certificate. The Lenders shall have received a certificate attesting to the Solvency of the Loan Parties (taken as a whole) on the Effective Date and after giving effect to the Transactions, from the senior financial executive of the Company.

(g)    Material Agreements. The Lenders shall have: (i) received a certificate from an officer of the Company stating that true and correct copies of all (A) Related Documents (excluding Affiliation Agreements which are not individually or in the aggregate material to the interests of the Lenders), and (B) other material agreements that the Administrative Agent may reasonably request (including, without limitation, a Media Rights Agreement with each of the New York Rangers and the New York Knicks), have been made available to counsel to the Administrative Agent (including all amendments and other modifications thereto as of the date of the certificate) and that no such agreements have been terminated and (ii) been given a reasonable opportunity to review, at the offices of counsel to the Administrative Agent, copies of each of the agreements and documents referred to in (A) and (B) above, redacted as to economic terms and related other proprietary terms and subject to non-disclosure arrangements reasonably acceptable to the Company.

(h)    Know Your Customer and Other Documents. (i) The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and such other documents, filings, instruments and papers relating to the documents referred to herein and the transactions contemplated hereby as any Lender or the Administrative Agent shall reasonably require and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested a Beneficial Ownership Certification in relation to such Loan Party shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Credit Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied), in each case at least three Business Days prior to the Effective Date to the extent the request for such documentation, Beneficial Ownership Certification or other information was made at least five Business Days prior to the Effective Date.

(i)    Certain Fees. All fees required to be paid to the Administrative Agent, the Joint Book Runners, the Initial Lenders and the other Lenders on or before the Effective Date shall have been paid. Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (including, without limitation, Shearman & Sterling LLP) to the extent properly invoiced prior to the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent.

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Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 5.02    Conditions to all Credit Extensions. The obligation of each L/C Issuer and each Lender to make each Credit Extension hereunder (which shall not include any conversion or continuation of any outstanding Loan) is subject to the additional conditions precedent that:

(a)    no Default or Event of Default shall have occurred and be continuing or would result from such proposed Credit Extension or from the application of proceeds thereof;

(b)    the representations and warranties of the Company and each other Loan Party in Article VI hereof or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, in all material respects, on and as of the date of the making of, and after giving effect to, such Credit Extension with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Credit Extension or on such earlier date, as the case may be (after giving effect to such qualification); and except that for purposes of this Section 5.02, the representations and warranties contained in Section 6.04(a)(i) and (ii) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and (b), respectively;

(c)    to the extent requested by the Administrative Agent or any Lender, a senior executive of the Company shall have certified compliance with clauses (a) and (b) above to the Administrative Agent; and

(d)    the Administrative Agent and, if applicable, the L/C Issuers or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

The Company shall be deemed to have made a representation and warranty hereunder as of the time of each Credit Extension hereunder that the conditions specified in such clauses have been fulfilled as of such time.

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Section 5.03    Effectiveness of Amendment and Restatement. Until this Credit Agreement becomes effective in accordance with the requirements of Section 5.01, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby. On the Effective Date, the Existing Credit Agreement will be automatically amended and restated to read as set forth in this Credit Agreement. The rights and obligations of the parties hereto shall be governed (i) prior to the Effective Date, by the Existing Credit Agreement and (ii) on and after the Effective Date, by this Credit Agreement. Once the Effective Date has occurred, all references to the “Credit Agreement” in any Loan Document or any other document, instrument, agreement or writing shall be deemed to refer to the Credit Agreement as amended and restated hereby. Each Loan Party acknowledges and agrees that the execution and delivery of this Credit Agreement shall not serve to effect a novation of the Obligations.

Section 5.04    Acknowledgement and Reaffirmation of Security Interests.

(a)    Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of this Credit Agreement and consents to the amendment of the Existing Credit Agreement effected pursuant to this Credit Agreement. Each Loan Party hereby confirms that each Loan Document to which it is a party or otherwise bound (including, for the avoidance of doubt, the Guaranty hereunder and the Security Agreement) and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of all “Obligations” under each of the Loan Documents to which it is a party (in each case as such terms are defined in the applicable Loan Document).

(b)    Each Loan Party acknowledges and agrees that (i) any of the Loan Documents to which it is a party or is otherwise bound (including, for the avoidance of doubt, the Guaranty hereunder and the Security Agreement) shall continue in full force and effect and that all of its obligations thereunder shall be valid, enforceable, ratified and confirmed in all respects and shall not be impaired or limited by the execution or effectiveness of this Credit Agreement, and (ii) all security interests created under any of the Collateral Documents shall continue in full force and effect pursuant to the terms of such Collateral Document. Each Loan Party represents and warranties that all representations and warranties contained in this Credit Agreement and the other Loan Documents to which it is a party or is otherwise bound are true and correct in all material respects and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct, in all material respects, as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on the Effective Date or on such earlier date, as the case may be (after giving effect to such qualification).

(c)    Each Loan Party acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Credit Agreement, such Loan Party (other than the Company) is not required by the terms of the Existing Credit Agreement or any other Loan Document to consent to the amendments to the Existing Credit Agreement effected pursuant to this Credit Agreement and (ii) nothing in the Existing Credit Agreement, this Credit Agreement or any other Loan Document shall be deemed to require the consent of such Loan Party (other than the Company) to any future amendments to the Existing Credit Agreement or this Credit Agreement.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.01    Existence, Qualification and Power. Each Holdings Entity and the Company and each of its Restricted Subsidiaries is a limited or general partnership, limited liability company or corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in all jurisdictions in which such qualification is necessary in view of the properties and assets owned and presently intended to be owned and the business transacted and presently intended to be transacted by it except for qualifications the lack of which, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect, and each of the Holdings Entities, the Company and the Restricted Subsidiaries has full power, authority and legal right to perform its obligations under this Credit Agreement, the Notes and the other Loan Documents to which it is a party.

Section 6.02    Subsidiaries; Loan Parties. Schedules 6.02(i), 6.02(ii) and 6.02(iii) contain a complete and correct list, as at the Effective Date, of all Restricted Subsidiaries, Unrestricted Subsidiaries and Excluded Subsidiaries of the Company, respectively, and a description of the legal nature of such Subsidiaries (including, (x) with respect to each Subsidiary, the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number, the nature of the ownership interests (shares of stock or general or limited partnership or other interests) in such Subsidiaries and the holders of such interests and, except as disclosed to the Lenders in writing prior to the Effective Date, the Company and each of its Subsidiaries owns all of the ownership interests of its Subsidiaries indicated in such Schedules as being owned by the Company or such Subsidiary, as the case may be, free and clear of all Liens except those created under the Collateral Documents, and all such ownership interests are validly issued and, in the case of shares of stock, fully paid and non-assessable, and (y) with respect to each Excluded Subsidiary and Unrestricted Subsidiary, a list of its material assets and a description of its business activities).

Section 6.03    Authority; No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party or by which it is bound, and each Credit Extension hereunder, have been duly authorized by all necessary corporate or other organizational action and do not and will not: (a) subject to the consummation of the action described in Section 6.12, violate any Law or League Rule currently in effect (other than violations that, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect), or any provision of any of the Loan Parties’ respective partnership agreements, charters or by-laws certificate of limited partnership, limited liability company agreement, by-laws or other organizational documents presently in effect; (b) conflict with or result in the breach of, or constitute a default or require any consent (except

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for the consents described on Schedule 6.03, each of which has been duly obtained) under, or require any payment to be made under (i) any Contractual Obligation or League Rule to which any Loan Party is a party or by which their respective properties may be bound or affected, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Loan Parties or their respective properties are subject (in each case under subclause (i) and/or (ii) above, other than any conflict, breach, default or required consent that, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect); or (c) except as provided under any Loan Document, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Loan Parties.

Section 6.04    Financial Condition; Absence of Material Adverse Effect. (a) The Company has furnished to each Lender the consolidated balance sheet of the Parent and its consolidated Subsidiaries as at June 30, 2019, and the related consolidated statements of operations and stockholders’ equity for the fiscal year ended on said date, said financial statements having been certified by an independent Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders. Such financial statements are complete and correct in all material respects (subject, in the case of the unaudited financial statements referred to above, to year-end and audit adjustments), were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and fairly present the financial condition of the respective entity or groups of entities which is or are the subject of such financial statements (as stated above), on a consolidated basis, as at the respective dates of the balance sheets included in such financial statements and the results of operations of such entity or groups of entities for the respective periods ended on said dates.

(b)    None of the Holdings Entities or the Company or its Restricted Subsidiaries had any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments or operations which are substantial in amount, except as referred to or reflected or provided for in said financial statements of the Company and its consolidated Subsidiaries as at said respective dates or as disclosed to the Lenders in writing prior to the Effective Date.

(c)    Since June 30, 2019, there has been no event, change, condition, occurrence or circumstance which either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

Section 6.05    Litigation, Compliance with Laws. Except as disclosed to the Lenders on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company or any Restricted Subsidiary threatened, against the Company or any Restricted Subsidiary or any of their respective properties or assets, before any court or arbitrator or by or before any Governmental Authority that, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Restricted Subsidiary is in default under or in violation of or with respect to any Laws or any writ, injunction or decree of any court, arbitrator or Governmental Authority except for such violations or defaults which, singly or in the aggregate, are not likely to have a Material Adverse Effect.

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Section 6.06    Titles and Liens. Each of the Loan Parties has good title to the Collateral, free and clear of all Liens except in the case of the Holdings Entities, Permitted Liens, and in the case of the Company and its Restricted Subsidiaries, those permitted by Section 7.16.

Section 6.07    Regulation U; Investment Company Act. (a) None of the proceeds of any of the Credit Extensions shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; except that up to $10,000,000 in the aggregate of such proceeds may be used for such purposes; provided that both at the time of such use and thereafter compliance with Regulation U is maintained. The Company will notify the Administrative Agent promptly if any Loan Party purchases Margin Stock and, if requested by any Lender, the Company will furnish to the Lenders statements in conformity with the requirements of Regulation U.

(b)    None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 6.08    Taxes. Each of the Company and the Restricted Subsidiaries has filed all Federal, state and other material tax returns which are required to be filed under any law applicable thereto except such returns as to which the failure to file, singly or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and has paid, or made provision for the payment of, all Taxes shown to be due pursuant to said returns or pursuant to any assessment received by the Company or any of the Restricted Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or as to which the failure to pay, singly or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 6.09    Other Credit Agreements. Schedule 7.14 (Existing Indebtedness), Schedule 7.15 (Existing Guarantees) and Schedule 7.16 (Existing Liens) contain complete and correct lists, as at June 30, 2019, of all credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees and other instruments presently in effect (including Capitalized Lease Obligations) providing for, evidencing, securing or otherwise relating to any Indebtedness of the Company and the Restricted Subsidiaries in a principal or face amount equal to $1,000,000 or more and such lists correctly set forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness outstanding or to be outstanding thereunder, the rate of interest or rentals, a description of any security given or to be given therefor, and the maturity or maturities or expiration date or dates thereof.

Section 6.10    Full Disclosure(a). (a) None of the financial statements referred to in Section 6.04 or delivered or deemed delivered from time to time pursuant to this Credit Agreement, certificates or any other written statements delivered or deemed delivered by or on behalf of the Company or any Restricted Subsidiary to the Administrative Agent or any Lender contains, as of the date of this Credit Agreement, any untrue statement of a material fact nor do such financial statements, certificates and such other written statements, taken as a whole, omit to state a material fact necessary to make the statements contained therein not misleading.

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(b)    As of the Effective Date, to the best knowledge of the Company, the information included in each Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Credit Agreement is true and correct in all respects.

Section 6.11    No Default. None of the Company and the Restricted Subsidiaries is in default in the payment or performance or observance of any Contractual Obligation which default, either alone or in conjunction with all other such defaults, has had or is likely to have a Material Adverse Effect.

Section 6.12    Approval of Government, Regulatory Authorities and Third Parties. Except as set forth on Schedule 6.03 and other than any Non-Required Consents, no approval or consent of, or filing or registration with, (x) any Governmental Authority, (y) any League or (z) any other third party, in the case of this clause (z) pursuant to any Contractual Obligation governing Indebtedness for borrowed money or any other Contractual Obligation that is material to the Business of the Company or any of its Restricted Subsidiaries, is required in connection with (a) the execution, delivery and performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) other than applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the exercise of creditors’ rights generally or principles of equity (which shall exclude any law, rule or regulation that is applicable to the Company and its Subsidiaries or the Loan Documents solely because such law, rule or regulation is part of a regulatory regime applicable to the Company or any of its Restricted Subsidiaries due to their specific assets or business), the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All approvals, consents, filings, registrations or other actions described in Schedule 6.03 have been duly obtained, taken, given or made and are in full force and effect (other than as set forth in Schedule 6.03).

Section 6.13    Binding Agreements. This Credit Agreement constitutes, and each other Loan Document when executed and delivered will constitute, the legal, valid and binding obligations of each of the Loan Parties which is a party thereto, enforceable in accordance with their respective terms (except for limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles).

Section 6.14    Collective Bargaining Agreements Except as set forth in Schedule 6.14, as of the Effective Date, there are no collective bargaining agreements between the Company or the Restricted Subsidiaries and any trade or labor union or other employee collective bargaining agent.

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Section 6.15    Investments. Schedule 6.15 contains a complete and correct list, as of the Effective Date, of all Investments of the Company and the Restricted Subsidiaries (other than any Investments in other Restricted Subsidiaries) in excess of $5,000,000, showing the respective amounts of each such Investment and the respective entity (or group thereof) in which each such Investment has been made.

Section 6.16    Solvency. The Company and its Restricted Subsidiaries, taken as a whole, are Solvent.

Section 6.17    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent (or the Collateral Agent as applicable) for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.16) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed as contemplated hereby and by the Collateral Documents, no filing or other action is necessary to perfect or to continue the perfection of such Liens.

Section 6.18    Maintenance of Insurance. The Company and its Restricted Subsidiaries shall maintain with financially sound and reputable insurance companies that are not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 6.19    Subordinated Debt. The Loan Documents and all Obligations evidenced thereby constitute the “Senior Debt” and the “Designated Senior Debt” with respect to all subordinated Indebtedness of the Company and its Restricted Subsidiaries.

Section 6.20    ERISA Compliance. (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where such non-compliance would not result or reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the actual knowledge of a senior executive of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification, except, in each case, where the absence or loss of such qualification would not result or reasonably be expected to result in a Material Adverse Effect. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except where any failure to make the required contributions would not result or reasonably be expected to result in a Material Adverse Effect.

(b)    There are no pending or, to the actual knowledge of a senior executive of the Company, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules of ERISA or the Code with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

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(c)    (i) No Termination Event has occurred or is reasonably expected to occur; (ii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) to the knowledge of the Company or its ERISA Affiliates, neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, which, in each case under this Section 6.20(c), such event or condition, together with all other such events or conditions, if any, has resulted or would reasonably be expected to result in a Material Adverse Effect.

Section 6.21    Environmental Compliance. The Company and its Restricted Subsidiaries are in compliance with all applicable Environmental Laws and the Company has no knowledge of any environmental claims, except to the extent that any potential non-compliance with Environmental Laws or any such claims would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.22    Intellectual Property, Licenses, Etc. As of the Effective Date, the Company and its Restricted Subsidiaries own or have the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights and other intellectual property rights that are reasonably necessary for the operation of their business, in each case other than those the absence of which would not reasonably be expected to have a Material Adverse Effect.

Section 6.23    Compliance Matters. As of the Effective Date, (a) after giving effect to the Transactions, the Company is in compliance with the provisions of this Credit Agreement (including, without limitation the Financial Covenants) on a pro forma basis, and (b) no Default or Event of Default has occurred and is continuing.

Section 6.24    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries, and, to the knowledge of the Company, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Anti-Corruption Laws and Sanctions. The Company has not requested any Borrowing or Letter of Credit, and will not use, and has used its reasonable best efforts to provide that its Subsidiaries and its or their respective directors, officers, employees and agents will not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with

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any Sanctioned Person, or in any Sanctioned Country, or (C) in any other manner that would result in the violation of any Sanctions applicable to any party hereto. None of (a) the Company or any Subsidiary or (b) to the knowledge of the Company, any of their respective directors, officers or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will result in a violation by the Loan Parties of Anti-Corruption Laws or applicable Sanctions.

Section 6.25    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VII

COVENANTS OF THE COMPANY

AND THE RESTRICTED SUBSIDIARIES

From the Effective Date and so long as the Commitments of the Lenders shall be in effect and until the payment in full of all Obligations hereunder, the expiration or termination of all Letters of Credit and the performance of all other Obligations of the Company under the Loan Documents, each of the Loan Parties (other than the Holdings Entities) and, with respect to Sections 7.10 and 7.30, each of the Holdings Entities, agrees that:

A.    Informational Covenants:

Section 7.01    Financial Statements and Other Information. The Company will deliver to the Administrative Agent and each Lender:

(a)    Commencing on the Effective Date, as soon as available and in any event within 60 days after the end of each of the first three Quarters of each fiscal year of the Company: (A) consolidated statements of operations of (x) the Parent and its consolidated Subsidiaries, taken together, and (y) if there exists any Financial Statement Variance for such Quarter or if the Parent and the Company do not have the same fiscal year at such time, the Company and the Restricted Subsidiaries, taken together, in each case for such Quarter and for the period from the beginning of such fiscal year to the end of such Quarter (all prepared in accordance with GAAP), (B) the related consolidated balance sheets and consolidated cash flow statements of (x) the Parent and its consolidated Subsidiaries, taken together, and (y) if there exists any Financial Statement Variance for such Quarter or if the Parent and the Company do not have the same fiscal year at such time, the Company and the Restricted Subsidiaries, taken together, in each case as at the end of such Quarter (which financial statements (other than statements of cash flows) shall set forth in comparative form the corresponding figures as at the end of and for the corresponding preceding fiscal year) (all prepared in accordance with GAAP), (C) if the Parent is no longer filing periodic reports with the SEC, an accompanying management’s discussion and analysis, (D) commencing with the Quarter ending December 31, 2019, hold quarterly informational conference calls with the Lenders; provided that such conference calls shall not be required as long as the Parent has registered or publicly traded equity securities outstanding; and (E) a certificate in the form of Exhibit D-1 of a senior financial executive of the Company

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certifying such financial statements as fairly presenting the financial condition and results of operations of the respective entities covered thereby in accordance with GAAP, excluding accompanying footnotes to the consolidated financial statements and subject, however, to year-end and audit adjustments, which certificate shall include (i) a statement that the senior financial executive signing the same has no knowledge, except as specifically stated, that any Default has occurred and is continuing and (ii) if the Company’s financial statements are not being delivered pursuant to clauses (A)(y) and (B)(y) above, a statement of the senior financial executive that no Financial Statement Variance exists for such Quarter.

(b)    As soon as available and in any event within 120 days after the end of each fiscal year of the Company commencing with the fiscal year ending June 30, 2020: (A) consolidated statements of operations of (x) the Parent and its consolidated Subsidiaries, taken together, and (y) if there exists any Financial Statement Variance for such fiscal year or if the Parent and the Company do not have the same fiscal year at such time, the Company and the Restricted Subsidiaries, taken together, in each case for such fiscal year (all prepared in accordance with GAAP), (B) the related consolidated balance sheets and cash flow statements of (x) the Parent and its consolidated Subsidiaries, taken together, and (y) if there exists any Financial Statement Variance for such fiscal year or if the Parent and the Company do not have the same fiscal year at such time, the Company and the Restricted Subsidiaries, taken together, in each case as at the end of such fiscal year (which financial statements (other than cash flow statements) shall set forth in comparative form the corresponding figures as at the end of and for the preceding fiscal year) (all prepared in accordance with GAAP), (C) if the Parent is no longer filing periodic reports with the SEC, an accompanying management’s discussion and analysis, (D) commencing with the year ending June 30, 2020, hold annual informational conference calls with Lenders; provided that such conference calls shall not be required as long as the Parent has registered or publicly traded equity securities outstanding; (E) an opinion of a Registered Public Accounting Firm of nationally recognized standing selected by the Parent or the Company, as applicable, and reasonably acceptable to the Required Lenders as to said consolidated financial statements of the Parent and its consolidated Subsidiaries or the Company and the Restricted Subsidiaries, as applicable, and a certificate of such accountants stating that, in making the examination necessary for said opinion, they obtained no knowledge, except as specifically stated, of any failure by the Company or any Restricted Subsidiaries to comply with the covenants set forth in the Financial Covenants, (F) a certificate in the form of Exhibit D-2 of a senior financial executive of the Company certifying that such financial statements fairly present the financial condition and results of operations of the respective entities covered thereby as of the end of and for such fiscal year, respectively, in accordance with GAAP, which certificate shall include (i) a statement that the senior financial executive signing the same has no knowledge, except as specifically stated, that any Default has occurred and is continuing and (ii) if the Company’s financial statements are not being delivered pursuant to clauses (A)(y) and (B)(y) above, a statement of the senior financial executive of the Company that no Financial Statement Variance exists for such fiscal year.

(c)    As soon as available, and in any event no later than 90 days after the commencement of each fiscal year of the Company (beginning with fiscal year 2020), the

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budget of the Parent and its Subsidiaries by fiscal quarter for the following fiscal year in the form approved by the Board of Directors together with the reconciliation identifying material variances, if any, between the Parent and its consolidated Subsidiaries and the Company and its consolidated Subsidiaries.

(d)    Promptly after their becoming available, copies of all financial statements and reports which the Parent, any Holdings Entity, the Company or any Restricted Subsidiary shall have sent to public shareholders generally (other than tax returns unless specifically requested under Section 7.01(h)), copies of financial statements and reports which the Company shall have sent to the holders of any Indebtedness specified in Schedule 7.14, to the extent such statements and reports contain information relating to the designation of the Company’s Subsidiaries as “restricted subsidiaries” under the Debt Instruments governing any such Indebtedness, and to the calculation of financial ratios thereunder and copies of all regular and periodic reports, if any, which the Parent, any Holdings Entity, the Company or any Restricted Subsidiary shall have filed with the SEC, or any governmental agency substituted therefor, or with any national securities exchange.

(e)    Within seven days of the delivery of the financial statements referred to in Section 7.01(a) and (b), a Compliance Certificate, duly completed signed by a senior financial executive of the Company and setting out the Adjusted Operating Income calculation for each quarter in any Measurement Period.

(f)    As soon as practicable and in any event within ten days after any senior executive of the Company or any Restricted Subsidiary or of any general partner of any Restricted Subsidiary shall have obtained knowledge of the occurrence of a Default, a statement describing such Default and the action which is proposed to be taken with respect thereto.

(g)    As soon as practicable and in any event within ten days after any senior executive of the Company or any Restricted Subsidiary or of any general partner of any Restricted Subsidiary shall have obtained knowledge of (x) the occurrence of, or any material development in respect of, any action, suit, proceeding, claim or dispute before any courts, arbitrators or Governmental Authority (collectively, “Proceedings”) against it or, to its knowledge, otherwise affecting it or any of its respective properties or assets, except Proceedings which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and (y) any material Labor Dispute affecting the Company or a Restricted Subsidiary, a statement describing such Proceeding or Labor Dispute, as the case may be.

(h)    From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of the Company or any of the Restricted Subsidiaries as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request.

(i)    Within seven days of the delivery of the financial statements referred to in Section 7.01(a) and (b), a list of any new, or redesignation with respect to, Restricted Subsidiaries and Unrestricted Subsidiaries.

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(j)    Promptly, notice of any change in the information provided in any Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.

(k)    At any time that the Company is not Controlled by a Person that files reports with the SEC, promptly following any reasonable request therefor, copies of any detailed audit reports of the Company or any Restricted Subsidiary by independent accountants in connection with an audit of the accounts or books of the Company or such Restricted Subsidiary, in each case to the extent previously delivered to the Company or such Restricted Subsidiary and in each case to the extent that the Company or such Restricted Subsidiary is not prohibited from providing such report by applicable Laws or previously existing obligations to a third party.

Documents or information required to be delivered pursuant to this Section 7.01 (to the extent any such documents or information are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which (x) the Parent files quarterly reports on Form 10-Q and annual reports on Form 10-K, as applicable, with the SEC, or on the date on which the Company or Parent provides a link thereto on the Company’s or the Parent’s website on the Internet at the website address listed on Schedule 10.02, and (y) if there exists any Financial Statement Variance for such financial reporting period or if the Parent and the Company do not have the same fiscal year, the Company delivers unaudited consolidating balance sheets and statements of operations reflecting the results of the Company and its consolidated Restricted Subsidiaries on a stand-alone basis certified by a senior financial executive of the Company; provided that: (A) the Company shall deliver electronic copies of such documents to the Administrative Agent and any Lender that requests such and the Company will deliver paper copies upon a written request given by the Administrative Agent or such Lender and (B) the Company shall notify the Administrative Agent, each Lender (by facsimile or electronic mail) of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents, and the requirement that the Company hold quarterly informational conference calls with Lenders pursuant to Section 7.01(a) and (b) shall be satisfied by a public quarterly earnings call by the Parent. Notwithstanding anything contained herein, in every instance the Company shall be required to provide electronic copies of the Compliance Certificates required by Section 7.01(e) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its Rule 144A securities, and, accordingly, the Company hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 7.01 above, along with the Loan Documents, available to Public Lenders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Company will not request that any other material be posted to Public

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Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Company has no outstanding publicly traded securities, including Rule 144A securities. Notwithstanding anything herein to the contrary, in no event shall the Company request that the Administrative Agent make available to Public Lenders budgets or any certificates, reports or calculations with respect to the Company’s compliance with the covenants contained herein.

B.    Affirmative Covenants:

Section 7.02    Taxes and Claims. Each of the Company and the Restricted Subsidiaries will pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any properties or assets belonging to it, and all other lawful claims which, if unpaid, could be reasonably expected to become a Lien (other than Permitted Liens) upon the property of the Company or any of the Restricted Subsidiaries except where a failure to do so, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, provided that none of the Company and the Restricted Subsidiaries shall be required to pay any such Tax, fee or other claim as to which the Company and the Restricted Subsidiaries have a good faith basis to believe is not due and owing and, to the extent then appropriate, the payment thereof is being contested in good faith and by proper proceedings, provided that it maintains adequate reserves in accordance with GAAP with respect thereto.

Section 7.03    Insurance. Each of the Company and the Restricted Subsidiaries will maintain insurance issued by financially sound and reputable insurance companies with respect to its properties and business in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Company or such Restricted Subsidiary operates. The Company will furnish to any Lender, upon the request of such Lender from time to time, full information as to the insurance maintained in accordance with this Section 7.03.

Section 7.04    Maintenance of Existence; Conduct of Business. Each of the Company and the Restricted Subsidiaries will preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, and all of its rights, privileges, permits, licenses approvals and franchises, except (i) where a failure to do so, singly or in the aggregate, is not likely to have a Material Adverse Effect or (ii) pursuant to a Permitted Restricted Subsidiary Transaction.

Section 7.05    Maintenance of and Access to Collateral. Each of the Company and the Restricted Subsidiaries will maintain, preserve and protect the Collateral in good working order and condition, ordinary wear and tear excepted, except where a failure to do so, singly or in the aggregate, is not likely to be materially adverse to the interests of the Lenders, and will permit representatives of the Lenders to visit and inspect such properties, and to examine and make extracts from its books and records, during normal business hours.

Section 7.06    Compliance with Applicable Laws. (a) Each of the Company and the Restricted Subsidiaries will comply with the requirements of all applicable Laws (including but not limited to Environmental Laws and ERISA) and all orders, writs,

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injunctions and decrees of any Governmental Authority a breach of which is likely to have, singly or in the aggregate, a Material Adverse Effect, except where contested in good faith and by proper proceedings if it maintains adequate reserves in accordance with GAAP with respect thereto.

(b)    Each Loan Party will, and will cause each of their respective Subsidiaries to, conduct their businesses in compliance in all material respects with all applicable Anti-Corruption Laws and Sanctions. The Company will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 7.07    [Intentionally Omitted.]

Section 7.08    Subsidiaries. As of the Effective Date, all Subsidiaries of the Company (other than those set forth on Schedule 6.02(ii)) shall be deemed to be Restricted Subsidiaries. Any New Subsidiary acquired or formed by the Company shall be deemed an Unrestricted Subsidiary unless the provisions of Section 7.17 would not permit the Investment in such Unrestricted Subsidiary at the time of its acquisition or formation.

(a)    The Company may, at any time, designate any Restricted Subsidiary as an Unrestricted Subsidiary by prior written notice to the Administrative Agent; provided that the Company shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Effective Date so long as (i) no Default or Event of Default exists or would result therefrom, (ii) the Company is in pro forma compliance with the Financial Covenants, (iii) such Subsidiary does not own any Collateral or Network Assets, and (iv) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Company or any of its Restricted Subsidiaries) through Investments permitted by, and in compliance with, Section 7.17 with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 7.17.

(b)    The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Credit Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation, (ii) the Company is and will be in compliance with the Financial Covenants for the most recently completed Measurement Period giving pro forma effect to such redesignation, and (iii) the Company shall have delivered to the Administrative Agent an officer’s certificate executed by a senior executive, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii).

Section 7.09    Use of Proceeds. The Company shall (a)(i) use the proceeds of the Term Facility to (A) repay any and all outstanding indebtedness under the Existing Credit Agreement (the “Refinancing”), and (B) pay fees, costs and expenses incurred in connection with the Refinancing and the transactions contemplated herein, and (ii) retain any proceeds of the Term Facility not applied pursuant to the preceding clause (a)(i) to be used for working capital and other general corporate purposes of the Company; and (b) use the proceeds of the Revolving Credit Facility (i) to the extent not repaid from the proceeds of the Term

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Facility or available cash, to repay any Revolving Credit Loans outstanding under the Existing Credit Agreement as of the Effective Date, (ii) to pay fees, costs and expenses incurred in connection with the Transactions and (iii) for working capital and other general corporate purposes of the Company.

Section 7.10    Covenant to Guarantee Obligations and Give Security. Upon (x) the formation or acquisition of any new Holdings Entity or any direct or indirect wholly-owned Subsidiary (other than an Unrestricted Subsidiary, any Foreign Subsidiary or a Subsidiary that is held directly or indirectly by a Foreign Subsidiary) by any Loan Party, (y) the acquisition of any property not constituting an Excluded Asset by any Loan Party (including Equity Interests in a first-tier Foreign Subsidiary) if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties or the acquisition of any Network Assets by any Excluded Subsidiary or (z) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, then the Company shall, at the Company’s expense:

(a)    at the time of delivery of the compliance certificate set forth in Section 7.01(e), cause such Holdings Entity or Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Company’s obligations under the Loan Documents,

(b)    at the time of delivery of the compliance certificate set forth in Section 7.01(e), furnish to the Administrative Agent a description of the personal properties of such Holdings Entity or Subsidiary or such newly-acquired property, in detail reasonably satisfactory to the Administrative Agent,

(c)    at the time of delivery of the compliance certificate set forth in Section 7.01(e), cause such Holdings Entity or Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent Supplemental Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (or in substantially the form attached to the Security Agreement, if applicable) (including delivery of all Pledged Equity Interests in and of the Company or such Subsidiary (limited to 65% of voting equity interests of any Foreign Subsidiary), and other instruments of the type specified in Section 5.01(a)(iii)), and

(d)    at the time of delivery of the compliance certificate set forth in Section 7.01(e), cause such Holdings Entity or Subsidiary (if it has not already done so) to take any actions required under the Security Agreement (including the filing of UCC financing statements) as may be reasonably requested by the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties subject to the Supplemental Collateral Documents delivered pursuant to this Section 7.10;

provided, that with respect to after-acquired property of any Loan Party as to which an effective Uniform Commercial Code financing statement is on file in the appropriate jurisdiction and which does not constitute deposit or securities accounts (as to which the provisions above shall be applicable), such Loan Party may satisfy the requirements of this Section 7.10 at the time of delivery of the next certificate required pursuant to Section 7.01(b).

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Section 7.11    Books and Records. The Company and the Restricted Subsidiaries shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied.

Section 7.12    [Intentionally Omitted.]

Section 7.13    Further Assurances and Post-Closing Matters.

(a)    The Company shall, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (w) carry out more effectively the purposes of the Loan Documents, (x) to the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (y) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (z) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries, to the extent applicable, to do so.

(b)    To the extent any such items have not been delivered as of the Effective Date, within 30 days after the Effective Date (as such time period may be extended from time to time by the Administrative Agent without any requirement for Lender consent), the applicable Loan Party shall deliver to the Collateral Agent, the Securities Account Control Agreements and the Deposit Account Control Agreements, as referred to in the Security Agreement, duly executed by the applicable parties thereto.

C.    Negative Covenants:

Section 7.14    Indebtedness. Neither the Company nor any of its Restricted Subsidiaries will create, incur or suffer to exist any Indebtedness except:

(i)    Indebtedness hereunder;

(ii)    [intentionally omitted];

(iii)    obligations under or in respect of (A) interest rate Swap Contracts up to an aggregate notional principal amount not to exceed at any time an amount equal to the Commitments of all the Lenders in the aggregate at such time, and (B) Swap Contracts entered into to hedge existing or anticipated foreign exchange or commodity price exposure not for speculative purposes;

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(iv)    Guarantees and letters of credit permitted by Section 7.15;

(v)    (A) Indebtedness of the Company owed to any Guarantor and Indebtedness of any Guarantor owed to the Company or any other Guarantor, and (B) Indebtedness of the Company or any Restricted Subsidiary owed to any Restricted Subsidiary which is not a Guarantor; provided that such Indebtedness under this clause (B) shall be subordinated to the Obligations pursuant to the Master Subordinated Intercompany Note;

(vi)    Indebtedness issued and outstanding on the Effective Date to the extent set forth on Schedule 7.14 and any renewals, extensions or refundings thereof in a principal amount not to exceed the amount so renewed, extended or refunded;

(vii)    other Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount at any time outstanding of up to the greater of (A) $250,000,000 and (B) 70% of Adjusted Operating Income for the most recently completed four fiscal quarter period for which financial statements were required to have been delivered pursuant to Section 7.01;

(viii)    Indebtedness constituting an Investment permitted under Section 7.17 provided that any Indebtedness of a Loan Party owed to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to the Master Subordinated Intercompany Note;

(ix)    [intentionally omitted];

(x)    Indebtedness of the Company and its Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and purchase money security interests, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any extension or renewal thereof; provided that (A) such Indebtedness is incurred prior to, or within 180 days after, such acquisition or the completion of such construction or improvement (provided, that the Administrative Agent shall, without any requirement for Lender consent, extend such original 180 day period by an additional 180 days upon its receipt of a written extension request from the Company), and (B) the aggregate principal amount of outstanding Indebtedness permitted by this paragraph (x) shall not at any time exceed $50,000,000;

(xi)    Indebtedness arising from netting services, overdraft protection, cash management services, endorsements or instruments and other items for deposit in the ordinary course of business;

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(xii)     Indebtedness of the Company or its Restricted Subsidiaries (including, for the avoidance of doubt, Guarantees of Indebtedness of the Parent); provided, that:

(1)

no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving pro forma effect to such incurrence of Indebtedness and the application of the proceeds thereof;

(2)

the Company and its Restricted Subsidiaries are in pro forma compliance with the Financial Covenants, both immediately before and immediately after giving pro forma effect to such incurrence of Indebtedness and the application of the proceeds thereof;

(3)

if such Indebtedness is subordinated in right of payment to the Indebtedness under this Credit Agreement, then such Indebtedness shall be subject to subordination provisions that are reasonably acceptable to the Administrative Agent;

(4)

if such Indebtedness is secured Indebtedness that is junior in right of security to the Indebtedness under this Credit Agreement, then such Indebtedness shall be subject to an intercreditor agreement that is reasonably acceptable to the Administrative Agent; and

(5)

if such Indebtedness is secured Indebtedness that is pari passu in right of security and payment with the Indebtedness under this Credit Agreement, then such Indebtedness shall only be incurred pursuant to Section 2.14 or Section 2.15.

(xiii)    Indebtedness secured by mortgages on Real Property; provided that the aggregate principal amount of outstanding Indebtedness permitted by this paragraph (xiii) shall not at any time exceed $50,000,000;

(xiv)    Indebtedness consisting of the financing of insurance premiums or (ii) take-or-pay obligations of the Company or any of the Restricted Subsidiaries contained in supply arrangements, in each case, in the ordinary course of business;

(xv)    Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or property was acquired from such Person to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such property, not to exceed in an aggregate principal amount at any time outstanding $100,000,000 and any renewals, extensions or refundings thereof in a principal amount not to exceed the amount so renewed, extended or refunded (it being understood that any accrued but unpaid interest and the amount of all expenses and premiums incurred in connection therewith added to any principal amount shall not constitute an increment in principal for purposes of this

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paragraph); provided that the Company and its Restricted Subsidiaries are in pro forma compliance with the Financial Covenants, both immediately before and immediately after giving pro forma effect to such incurrence of such Indebtedness and after giving pro forma effect to the related acquisition; and

(xvi)    any earnout obligation that comprises a portion of the consideration for an acquisition permitted hereunder.

Section 7.15    Contingent Liabilities. Neither the Company nor any Restricted Subsidiary will, directly or indirectly (including by means of causing a bank to open a letter of credit), guarantee, endorse, contingently agree to purchase or to furnish funds for the payment or maintenance of, or otherwise be or become contingently liable upon or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or guarantee the payment of dividends or other distributions upon the stock or other ownership interests of any Person, or agree to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of its obligations or to assure a creditor against loss (all such transactions being herein called “Guarantees”, and each individually a “Guarantee” ), except:

(i)    the Guarantees in Article IV;

(ii)    endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

(iii)    the Guarantees described in Schedule 7.15;

(iv)    Guarantees by the Company or one or more of the Guarantors of Indebtedness or other obligations (such other obligations incurred in the ordinary course of business) of the Company or another Guarantor, but only if such Indebtedness or other obligations are not prohibited by this Credit Agreement;

(v)    other Guarantees, including, without duplication, surety bonds, by the Company or one or more Guarantors, provided that the outstanding aggregate amount of the obligations guaranteed does not exceed $100,000,000 at any time;

(vi)    Capitalized Lease Obligations to the extent they constitute Guarantees by reason of having been assigned by the lessor to a lender to such lessor (provided that the obligors in respect of such Capitalized Lease Obligations do not increase their liability by reason of such assignment);

(vii)    the Letters of Credit;

(viii)    Guarantees which would constitute Investments which are not prohibited by Section 7.17 or which if incurred directly by the Company or any Restricted Subsidiary would constitute Indebtedness permitted by Section 7.14;

(ix)    obligations under contracts providing for the acquisition of or provision of goods or services (including leases or licenses of property) incurred in the

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ordinary course of business for which the Company or any of its Restricted Subsidiaries may be jointly and severally liable with other Subsidiaries of the Company as to which costs are allocated (as among the Company and its Subsidiaries) based on cost, usage or other reasonable method of allocation; provided that the undertaking of such liabilities are not intended as a guaranty or other credit support of such obligations;

(x)    any Guarantee by the Company of any obligation to the extent such obligation can be satisfied (at the option of the Company) by the delivery of common stock of the Parent;

(xi)    obligations under agreements to indemnify Persons who have issued bid or performance bonds or letters of credit issued in lieu of such bonds in the ordinary course of business of the Company or any Restricted Subsidiary securing performance by such Person of activities otherwise permissible hereunder;

(xii)    any Guarantee by the Company or a Restricted Subsidiary of the obligations or Indebtedness of any Unrestricted Subsidiary, any Excluded Subsidiary or joint venture; provided that the aggregate amount of all such Guarantees, when combined with the aggregate amount of Investments in Unrestricted Subsidiaries, Excluded Subsidiaries and joint ventures made pursuant to clause (k) of the definition of Permitted Investments does not exceed $75,000,000; and

(xiii)    Guarantees by the Company of Indebtedness of the Parent, to the extent permitted as Indebtedness of the Company under Section 7.14(xii); provided that in no event shall such Guarantees be secured by any mortgage on, pledge of or grant of a security interest in any assets of the Company or any of its Subsidiaries.

Section 7.16    Liens. Neither the Company nor any Restricted Subsidiary will create or suffer to exist, any mortgage, pledge, security interest, conditional sale or other title retention agreement, lien, charge or encumbrance upon any of its assets constituting Collateral or Network Assets, in each case now owned or hereafter acquired, securing any Indebtedness or other obligation (all such security being herein called “Liens”), except:

(i)    Liens on property securing Indebtedness owed to the Company or any Guarantor;

(ii)    purchase money mortgages or Liens, Liens securing Capitalized Lease Obligations or other Indebtedness for the deferred acquisition price of property or services to the extent such Liens attach solely to the property acquired with or subject to such Indebtedness and Liens consisting of precautionary filings by lessors under operating leases to the extent such Liens attach solely to (and such filings solely cover) leased property;

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(iii)    Liens securing all of the Obligations of the Company and the Restricted Subsidiaries hereunder (including, for the avoidance of doubt, Liens in favor of a Hedge Bank in connection with a Secured Hedge Agreement and Liens in favor of a Cash Management Bank in connection with a Secured Cash Management Agreement) and Liens on cash to Cash Collateralize Letters of Credit pursuant to Section 2.03(g);

(iv)    Permitted Liens;

(v)    other Liens on property in effect on the Effective Date to the extent set forth on Schedule 7.16;

(vi)    Liens on shares of the capital stock of, or partnership interest in, any Unrestricted Subsidiary or Excluded Subsidiary;

(vii)    Liens on cash consisting of pledges to, deposits with or advances to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing;

(viii)    [intentionally omitted];

(ix)    [intentionally omitted];

(x)    Liens on cash, Cash Equivalents, and other funds or securities on deposit or maintained with a depository institution, broker-dealer, securities or commodities broker or other financial intermediary, in each case arising in the ordinary course of business;

(xi)    Liens to secure Indebtedness permitted by Section 7.14(vii) or Section 7.14(xii), subject to the provisions thereof with respect to secured Indebtedness (and for the avoidance of doubt, other than in the case of any Guarantees of Indebtedness of the Parent); provided that, after giving pro forma effect to the incurrence of such secured Indebtedness and granting of such Liens and the application of proceeds thereof, the Company shall have a Total Leverage Ratio of no greater than 5.00:1.00; and

(xii)    other Liens not otherwise permitted by this Section 7.16 securing obligations permitted under this Credit Agreement, so long as the aggregate outstanding principal amount of the obligations secured by such Liens do not exceed (as to the Company and all Restricted Subsidiaries) at any one time outstanding the greater of (A) $90,000,000 and (B) 25% of Adjusted Operating Income for the most recently completed four fiscal quarter period for which financial statements were required to have been delivered pursuant to Section 7.01.

Notwithstanding anything to the contrary in this Credit Agreement, neither the Company nor any Restricted Subsidiary will create, permit or suffer to exist any mortgage, pledge, security interest, conditional sale or other title retention agreement, lien, charge or encumbrance, in each case, securing Indebtedness upon or with respect to any telecast agreement, license or other contractual

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right to the local telecast rights to exhibit any games of any Team, in each case to the extent not constituting Collateral, other than (1) Permitted Liens and (2) purchase money obligations in an aggregate principal amount of up to $50,000,000.

Section 7.17    Investments. Neither the Company nor any Restricted Subsidiary will, directly or indirectly, (i) make any advances, loans, accounts receivable (other than (x) accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary and (y) accounts receivable owing to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary for management or other services or other overhead or shared expenses allocated in the ordinary course of business provided by the Company or any Restricted Subsidiary to such Unrestricted Subsidiary) or other extensions of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or capital contributions to (by means of transfers of property to others, or payments for property or services for the account or use of others, or otherwise) any Person (other than the Company or any Guarantor)), (ii) purchase or own any stocks, bonds, notes, debentures or other securities (including any interests in any partnership, joint venture or any similar enterprise) of, or any bank accounts with any Person (other than the Company or any Guarantor), or (iii) purchase or acquire (in one transaction or a series of transactions) assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person (other than the Company or any Guarantor) (all such transactions referred to in clauses (i), (ii) and (iii) being herein called “Investments”), except for (a) Investments in Excluded Subsidiaries in the ordinary course of business solely for the purposes of repairing, replacing or otherwise maintaining operating assets, (b) Permitted Investments, and (c) other Investments (which shall include the formation of any New Subsidiary unless such New Subsidiary is designated as a Restricted Subsidiary, with the capital contributions by the Company or any Restricted Subsidiary to such Unrestricted Subsidiary at such time being counted as an Investment hereunder) so long as (i) the Company and its Restricted Subsidiaries are in pro forma compliance with the Financial Covenants, both immediately before and immediately after giving effect to such Investment, (ii) no Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Investment, and (iii) during any time that the Total Leverage Ratio is greater than or equal to 4.50:1.00 on a pro forma basis after giving effect to such Investment (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b)), and at the time of such Investment after giving effect to the making thereof, the aggregate amount of Investments made pursuant to this clause (iii), together with the aggregate amount of Restricted Payments made pursuant to Section 7.18(iii) and not repaid or otherwise returned, shall not exceed the sum of (a) $50,000,000 plus (b) the net proceeds from any sale or issuance of Equity Interests by the Company to any Person (other than the Company or any of its Restricted Subsidiaries) after September 30, 2015 (with non-cash proceeds to be valued by the Company in good faith) plus (c) an amount equal to (1) Cumulative AOI minus (2) 1.4 multiplied by Cumulative Interest Expense; provided, that any Investment constituting a transfer of property or assets other than cash and Cash Equivalents shall only be permitted to the extent that such transfer could be effected pursuant to Section 7.24.

Section 7.18    Restricted Payments. Neither the Company nor any Restricted Subsidiary will, directly or indirectly, make or declare any Restricted Payment (other

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than any Permitted Parent Payment) at any time, except that, such restriction shall not apply so long as: (i) no Default shall have occurred and be continuing at the time such Restricted Payment is made or would result from the making or declaration of such Restricted Payment, (ii) the Company and its Restricted Subsidiaries are in pro forma compliance with the Financial Covenants both before and immediately after giving effect to such Restricted Payment, and (iii) during any time that the Total Leverage Ratio is greater than or equal to 4.50:1.00 on a pro forma basis after giving effect to such Restricted Payment (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b)), and at the time of such Restricted Payment after giving effect to the making thereof, the aggregate amount of Restricted Payments made pursuant to this clause (iii), together with the aggregate amount of Investments made pursuant to Section 7.17(iii) and not repaid or otherwise returned, shall not exceed the sum of (a) $50,000,000 plus (b) the net proceeds from any sale or issuance of Equity Interests by the Company to any Person (other than the Company or any of its Restricted Subsidiaries) after September 30, 2015 (with non-cash proceeds to be valued by the Company in good faith) plus (c) an amount equal to (1) Cumulative AOI minus (2) 1.4 multiplied by Cumulative Interest Expense.

Section 7.19    Business. Neither the Company nor any Restricted Subsidiary (but excluding any other Affiliate of the Company) shall directly engage in any material line of business substantially different from those lines of business conducted by the Company and its Restricted Subsidiaries on the Effective Date, other than any business reasonably related or incidental, complementary or ancillary thereto or a reasonable extension thereof (including any sports, media, advertising, internet or entertainment business) (collectively, the “Business”).

Section 7.20    Transactions with Affiliates. Neither the Company nor any Restricted Subsidiary will effect any transaction with any of its Affiliates that is not a Restricted Subsidiary on a basis less favorable to the Company or such Restricted Subsidiary than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party other than (a) overhead and other ordinary course allocations of costs and services, in each case under this clause (a), on a reasonable basis, (b) allocations of tax liabilities and other tax-related items among the Company and its Affiliates based in all material respects upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Company and its Restricted Subsidiaries shall not exceed the amount that such Persons would have been responsible for as a direct taxpayer, (c) Cablevision Spin Agreements, MSG Spin Agreements and agreements and arrangements set forth on Schedule 7.20 and amendments, renewals and extensions thereof on terms not materially less favorable in the aggregate to the interests of the Lenders than those in existence as of the date of this Credit Agreement, (d) Permitted Parent Payments, (e) Permitted Restricted Subsidiary Transactions, (f) Restricted Payments not prohibited under Section 7.18, (g) Guarantees of Indebtedness of the Parent by the Company that are not prohibited under Sections 7.14 and 7.15, and (h) transactions involving property or assets having an aggregate fair market value of no greater than $2,500,000 during the entire term of the Facilities.

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Section 7.21    Amendments of Certain Instruments. Neither the Company nor any Restricted Subsidiary will (a) modify or supplement, or consent to any waiver of any of the provisions of, any Debt Instrument governing any Indebtedness permitted under Section 7.14(vi), except to the extent, after giving effect thereto, that such Indebtedness could be incurred on such modified or supplemented terms by the Company or a Restricted Subsidiary on the effective date of the modification, supplement or consent, (b) amend, modify or supplement any of the provisions of its certificate of incorporation or by-laws or other constitutive documents other than amendments that would not be materially adverse to the interests of the Lenders, or (c)(i) terminate any Media Rights Agreement (if any) or enter into or consent to any amendment, modification or arrangement, in each case, having the effect of terminating or shortening the tenor of any such agreement to less than 180 days after the latest Maturity Date then in effect, or (ii) amend, or otherwise agree in any manner to any other amendment, modification or change, in each case, of the terms or conditions of any Media Rights Agreement having the effect of making such terms or conditions not arms-length, in each case under this clause (c) if doing so, taken as a whole, would be materially adverse to the interests of the Lenders.

Section 7.22    Issuance of Stock. The Company will not permit any Restricted Subsidiary to issue any shares of stock or other ownership interests in such Restricted Subsidiary if, after giving effect thereto, the percentage of the ownership interests in such Restricted Subsidiary held by the Company and the Restricted Subsidiaries immediately prior to such issuance would be decreased unless such issuance is in connection with the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 7.08(a) or such issuance would be permitted to have been effected as a Disposition pursuant to Section 7.24.

Section 7.23    Fundamental Changes. Neither the Company nor any Restricted Subsidiary shall merge, dissolve, liquidate, consolidate with or into another Person (collectively “Merge”), or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Company and its Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except that, (a) the Company may Merge into the Parent or Dispose of all or substantially all of its assets to the Parent so long as (i) both the Company and the Parent would be in pro forma compliance with the Financial Covenants both before and after giving effect to the merger, and (ii) the Parent assumes all obligations of the Company under the Loan Documents and (b) any Restricted Subsidiary may enter into a Permitted Restricted Subsidiary Transaction.

Section 7.24    Dispositions. Neither the Company nor any Restricted Subsidiary shall make any Disposition or enter into any agreement to make any Disposition except:

(i)    Dispositions to Excluded Subsidiaries by the Company or any Guarantor in the ordinary course of business for the purposes of maintenance, repair or replacement of operating assets;

(ii)    Dispositions between and among the Loan Parties;

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(iii)    any Disposition that results in the concurrent or substantially concurrent repayment in full and termination of this Credit Agreement; and

(iv)    other Dispositions; provided that (A) the Company and its Restricted Subsidiaries are in pro forma compliance with the Financial Covenants, both immediately before and immediately after giving effect to such Disposition, (B) no Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Disposition, and (C) such Disposition is not and does not include a transfer or assignment of the Related Documents; provided, however, that any Disposition pursuant to this Section 7.24(iv) shall be for fair market value.

Section 7.25    Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) the fiscal quarter or fiscal year, except that upon not less than 10 Business Days’ prior notice, the Company may change its fiscal year end from June 30 to December 31.

Section 7.26    Negative Pledge. The Company shall not enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of the Collateral except (i) agreements in favor of the Secured Parties, (ii) agreements governing Indebtedness secured by Liens permitted under Section 7.16(ii) so long as such restrictions extend only to the property acquired with or subject to such Indebtedness, (iii) agreements in existence on the Effective Date and set forth on Schedule 7.26 including any renewals, extensions or replacements of such agreements on terms not materially less favorable to the interests of the Lenders than those in effect on the date of this Credit Agreement, and (iv) Contractual Obligations solely to the extent that the lessor, licensor or counterparty imposes a negative pledge with respect to the Contractual Obligation.

Section 7.27    Anti-Corruption Laws and Sanctions. The Company will not request any Borrowing or Letter of Credit, and the Company shall not use, and shall use its reasonable best efforts to provide that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

D.    Financial Covenants:

Section 7.28    Total Leverage Ratio. The Holdings Entities, the Company and the Restricted Subsidiaries (on a consolidated basis) shall not permit the Total Leverage Ratio at any time to exceed 5.50:1.00. Notwithstanding the foregoing, in the event of any League-wide Labor Controversy that continues for a minimum of five consecutive weeks, the then-applicable maximum Total Leverage Ratio shall, at the option of the Company, step up by 0.50:1.00 (the “Labor Controversy Step Up”). The Labor Controversy Step Up shall (a) commence at a time determined by the Company upon written notice to the Administrative

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Agent so long as the Measurement Period for which such step-up applies includes at least one quarter during which, or during any part of which, there was a League-wide Labor Controversy, and (b) continue for a number of consecutive fiscal quarters determined by the Company, not to exceed five consecutive fiscal quarters, and in any case only for so long as the Measurement Period being tested includes at least one quarter during which, or during any part of which, there was a League-wide Labor Controversy.

Section 7.29    Interest Coverage Ratio. The Holdings Entities, the Company and the Restricted Subsidiaries (on a consolidated basis) shall maintain as at the end of each Measurement Period an Interest Coverage Ratio of not less than 2.00:1.00.

E.    Holdings Entities Covenants:

Section 7.30    Holdings Entities Covenants. The Holdings Entities shall not engage in any business or activity other than (a) the ownership of outstanding Equity Interests in the Company, (b) maintaining their corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies including the Loan Parties, (d) the execution and delivery of documents (including the Loan Documents, the Cablevision Spin Agreements, the MSG Spin Agreements and other agreements) permitted under this Credit Agreement to which they are party and the performance of their obligations thereunder (including the Guarantees and pledge of Equity Interests under the Loan Documents), (e) issuing or incurring unsecured Indebtedness permitted to be issued or incurred by the Company or its Restricted Subsidiaries pursuant to Section 7.14(xii) of this Credit Agreement, and (f) incidental to the businesses or activities described in clauses (a) through (e) of this Section.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01    Events of Default. Each of the following shall constitute an “Event of Default”:

(a)    Any representation or warranty in this Credit Agreement or any other Loan Document or in any certificate, statement or other document furnished to the Lenders or the Administrative Agent pursuant hereto (including, without limitation, any amendment thereto), or any certification made or deemed to have been made by the Company or any Restricted Subsidiary to any Lender or the Administrative Agent hereunder, shall prove to have been incorrect, or shall be breached, in any material respect when made or deemed made; provided that any representation made pursuant to Section 5.02 in respect of the absence of any Default shall not constitute an Event of Default if (i) at the time of such representation, such Default was not known to a senior executive and (ii) prior to such Default, the absence of which is the subject of such representation, becoming an Event of Default, such Default has been cured or waived in accordance with this Credit Agreement; or

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(b)    (i) Default in (x) the payment when due of any principal of any Loan or L/C Obligation or default in the deposit when due of funds as Cash Collateral in respect of L/C Obligations, or (y) default in the payment when due of interest on any Loan or on any L/C Obligation, or any fee due hereunder or any other amount payable to any Lender hereunder, and the failure to pay such interest, fee or such other amount within two Business Days after the same becomes due or (ii) Default in (x) the payment when due of any principal of any Incremental Loan, or (y) default in the payment when due of interest on any Incremental Loan, or any fee due hereunder or any other amount payable to any Incremental Lender or the Administrative Agent hereunder, and the failure to pay such interest or such other amount within two Business Days after the same becomes due; or

(c)    (i) Default by the Company or any of the Restricted Subsidiaries in the performance or observance of any of its agreements in Article VII hereof (other than Section 7.01 (excluding Section 7.01(f)), Section 7.02, Section 7.03, Sections 7.05 through 7.13 (inclusive), Section 7.17, Section 7.19, Section 7.20, and Section 7.24 or (ii) default by any of the Holdings Entities in the performance or observance of the requirements set forth in Section 7.30; or

(d)    Default by the Company or any of the Restricted Subsidiaries in the performance or observance of any of its other agreements herein (other than those specified in Section 8.01(c)) or in any other Loan Document, which in each case shall remain unremedied for 30 days after notice thereof shall have been given to the Company by any Lender or the Administrative Agent (provided that such period shall be five days in the case of a default under Section 7.17); or

(e)    Any Indebtedness of any of the Holdings Entities or the Company (including any Indebtedness hereunder) or any of the Restricted Subsidiaries in an aggregate principal amount of $25,000,000 or more, excluding (i) any Indebtedness owing solely to the Company or a Restricted Subsidiary and (ii) any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which the Company or such Restricted Subsidiary has a good faith basis to believe is not due and owing and, to the extent then appropriate, is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Company or such Restricted Subsidiary has established appropriate reserves (such Indebtedness under clauses (i) and (ii) above herein called “Excluded Indebtedness”), shall (i) become due before stated maturity by the acceleration of the maturity thereof by reason of default or (ii) become due by its terms and shall not be promptly paid or extended; or

(f)    Any default under any indenture, credit agreement or loan agreement or other agreement or instrument under which Indebtedness of any of the Holdings Entities or the Company or any of the Restricted Subsidiaries constituting indebtedness for borrowed money in an aggregate principal amount of $25,000,000 or more is outstanding (other than Excluded Indebtedness), or by which any such Indebtedness is evidenced, shall have occurred and shall continue for a period of time sufficient to permit the holder or holders of any such Indebtedness (or a trustee or agent on its or their behalf) to accelerate the maturity thereof or to enforce any Lien provided for by any such indenture, agreement or instrument, as the case may be, unless such default shall have been permanently waived by the respective holder of such Indebtedness; or

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(g)    Any of the Holdings Entities or the Company or any of the Restricted Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent, (v) commence a voluntary case under any Debtor Relief Law (as now or hereafter in effect), (vi) file a petition seeking to take advantage of any Debtor Relief Law, (vii) acquiesce in writing to, or fail to controvert in a timely and appropriate manner, any petition filed against the Company or any Restricted Subsidiary in any involuntary case under any such Debtor Relief Law, or (viii) take any action for the purpose of effecting any of the foregoing; or

(h)    A case or other proceeding shall be commenced, without the application, approval or consent of any of the Holdings Entities or the Company or any of the Restricted Subsidiaries, in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up, or composition or readjustment or debts of any of the Holdings Entities or the Company or any Restricted Subsidiary, the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Restricted Subsidiary or of all or any substantial part of its assets, or any other similar action with respect to such Holdings Entity or the Company or such Restricted Subsidiary under any Debtor Relief Law, and such case or proceeding shall continue undismissed, or unstayed and in effect, for any period of 30 consecutive days, or an order for relief against the Company or any Restricted Subsidiary shall be entered in an involuntary case under any Debtor Relief Law (as now or hereafter in effect); or

(i)    (i) A judgment for the payment of money in excess of $25,000,000 shall be rendered against the Company or any Restricted Subsidiary and such judgment shall remain unsatisfied and in effect for any period of 30 consecutive days without a stay of execution or (if a stay is not provided for by applicable law) without having been fully bonded, (ii) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary and either (x) an enforcement proceeding shall have been commenced by any creditor upon such judgment or (y) such judgment remains undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days, provided that, the aggregate of all judgments exceeds $50,000,000 or (iii) any one or more non-monetary final judgments shall be rendered against the Company or any Restricted Subsidiary that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect; or

(j)    Except as would not have a Material Adverse Effect, (i) Any Termination Event shall occur; (ii) any Person shall engage in any Prohibited Transaction involving any Plan; (iii) the Company or any ERISA Affiliate is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from the Company’s or any ERISA Affiliate’s complete or partial withdrawal (as described

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in Section 4203 or 4205 of ERISA) from such Plan; (iv) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Plan; (v) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that any Multiemployer Plan to which the Company or any ERISA Affiliate contributes is in “endangered” or “critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (vi) the Company or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Plan under Title IV of ERISA; (vii) a proceeding shall be instituted by a fiduciary of any Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or (viii) the assumption of, or any material increase in, the contingent liability of the Company or any Restricted Subsidiary with respect to any post-retirement welfare liability; or

(k)    There occurs any Change of Control; or

(l)    Any Collateral Document after delivery thereof pursuant to Sections 5.01 or 7.10 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.16) on a material portion of the Collateral covered thereby other than as a result of any action or inaction by the Administrative Agent, and such condition shall remain unremedied for a period of 30 days after the earlier of (i) knowledge of such Default by a senior executive of the Company and (ii) notice in writing thereof being given to the Company by any Lender or the Administrative Agent; or

(m)    Any Holdings Entity or the Company or any Restricted Subsidiary asserts or any Person obtains a judgment establishing that (i) any provision of the Loan Documents is invalid, not binding or unenforceable or (ii) the Lien created, or purported to be created, by the Loan Documents is not a valid and perfected first priority security interest in the property in which such Lien is created, or purported to be created, pursuant to the Loan Documents.

Section 8.02    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)    declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable to any Lender hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(iii)    require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

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(iv)    exercise on behalf of itself, the Lenders, and the L/C Issuers all rights and remedies available to it and such Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, to the extent due and payable, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, and which have become due and owing, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.

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Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01    Appointment and Authority. (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

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Section 9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying

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upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06    Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and

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duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Any resignation by, or removal of, JPMorgan as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer and Swing Line Lender, (ii) such retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) such successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Book Runners, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

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Section 9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel) and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 2.03(i) and (j), Section 2.09 allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

Section 9.10    Collateral and Guaranty Matters. Each Lender, each L/C Issuer and each of the other Secured Parties irrevocably authorizes the Administrative Agent and the Collateral Agent to, and the Administrative Agent and the Collateral Agent each hereby agrees with the Company:

(a)    to release any Lien on any Collateral and any other property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination or Cash Collateralization in accordance with Section 2.03(g) of all Letters of Credit, (ii) that is the subject of a Disposition or other transfer permitted under and accomplished in accordance with the terms of this Credit Agreement, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01; and

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(b)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Company or the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Credit Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Credit Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Credit Agreement and without giving

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effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Credit Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.12    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B)

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such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(c)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, any Co-Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto).

(d)    The Administrative Agent, and each Co-Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Credit Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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ARTICLE X

MISCELLANEOUS

Section 10.01    Amendments, Etc. Except as provided in Section 3.03(b), no amendment or waiver of any provision of this Credit Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Company or the applicable Loan Party, as the case may be, and the Required Lenders, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 5.01, or, in the case of the initial Credit Extension on the Effective Date, Section 5.02, without the written consent of each Lender;

(b)    without limiting the generality of clause (a) above, waive any condition set forth in Section 5.02 as to any Credit Extension after the Effective Date under a Facility without the written consent of the Lenders holding more than 50% of the sum of the (i) Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation, funded participation in L/C Obligations and Swing Line Loans under a Revolving Credit Facility being deemed “held” by such Lender under such Facility for purposes of this clause (b)) and (ii) aggregate unused Commitments under such Facility;

(c)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)    postpone any date fixed by this Credit Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest or Letter of Credit Fees at the Default Rate;

(f)    change (i) Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or Section 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of each affected Lender, or (iii) Section 8.03, without the written consent of each Lender;

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(g)    change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clauses (ii) and (iii) of this Section 10.01(g)), without the written consent of each Lender, or (ii) the definition of “Required Revolver Lenders” without the written consent of each Revolving Credit Lender;

(h)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)    release or remove all or substantially all of the value of the Guaranty, without the written consent of each Lender;

(j)    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Lenders holding more than 50% of the sum of the (i) Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation, funded participation in L/C Obligations and Swing Line Loans under a Revolving Credit Facility being deemed “held” by such Lender under such Facility for purposes of this clause (j)) and (ii) aggregate unused Commitments under such Facility;

(k)    waive a Change of Control, without the written consent of Lenders holding Commitments or Outstanding Amounts representing 66 2/3% of the Aggregate Commitments and Total Outstandings under the Facilities; or

(l)    change the definition of “Applicable Percentage” without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Credit Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (w) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (x) the principal amount owed to such Lender may not be decreased or forgiven without the consent of such Lender unless such decrease or forgiveness also applies on a pro rata basis to all of the other Loans under the relevant Facility, (y) the rate of interest applicable to the Loans of such Lender may not be decreased without the consent of such Lender unless such interest rate decrease also applies to all of the other Loans under the relevant Facility, and (z) the Maturity Date applicable to any Loans of such Lender under any Facility may not be extended unless such extension also applies to all of the other Loans under the relevant Facility.

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If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Company may (i) replace such non-consenting Lender in accordance with Section 10.12; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph) or (ii) with the prior written consent of the Required Lenders, terminate the Commitments of such Lender and repay all Obligations of the Company owing to such Lender relating to the Loans and participations (and Cash Collateralize all of the unfunded participations) held by such Lender as of the termination date.

If the Administrative Agent and the Company, acting together, identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Credit Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Credit Agreement; provided that the Administrative Agent shall post such amendment to the Lenders (which may be posted to the Approved Electronic Platform) reasonably promptly after the effectiveness thereof.

Section 10.02    Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Company, the Guarantors, the Administrative Agent or the L/C Issuers or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

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(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. The Company agrees that the Administrative Agent may, but shall not be obligated to, make any notices or other communications available to the Lenders and the L/C Issuers by posting such notices or other communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the L/C Issuers and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Company hereby approves distribution of notices and other communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Approved Electronic Platform. THE APPROVED ELECTRONIC PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY,

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FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE APPROVED ELECTRONIC PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Each Lender and each L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that notices or other communications have been posted to the Approved Electronic Platform shall constitute effective delivery of notices or other communications to such Lender for purposes of the Loan Documents. Each Lender and L/C Issuer agreed (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or L/C Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Each of the Lenders, each of the L/C Issuers and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store notices and other communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any L/C Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(d)    Change of Address, Etc. Each of the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified

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herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03    No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent, any L/C Issuer or any Lender to exercise, and no delay by any such Person in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Credit Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Credit Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The right, remedy, power or privilege provided herein, and provided under any other Loan Document, are cumulative and not exclusive of any right, remedy, power or privilege provided by law.

Section 10.04    Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Co-Documentation Agent, each Co-Syndication Agent, each Senior Managing Agent, each Lender, each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the

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execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party or any of the Company’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity, other than, as to any Indemnitee, to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the

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proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the New York Fed Bank Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

Section 10.06    Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

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(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and Letter of Credit Commitments, and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required for an assignment to any Person unless (1) an Event of Default has occurred and is continuing at the time of

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such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund, or solely with respect to the assignment of a Term Loan, the Company, an Affiliated Lender or a Subsidiary of the Company (each Person with respect to whom such Company consent has been received, or is not required under clause (1) or clause (2) of this sentence, an “Eligible Assignee”); provided that if a prospective assignee (x) is not a commercial bank, finance company, insurance company, financial institution or fund (a “Non-Financial Entity”), the Company shall be deemed to be acting reasonably in withholding its consent if such person is a direct or indirect competitor of the Company as notified by the Company to the Administrative Agent within five Business Days after being informed of the identity of such Non-Financial Entity or (y) is a Lender that is a non-consenting Lender that the Company is at such time permitted to replace pursuant to Section 10.01 or otherwise is a Lender that the Company is at such time permitted to replace pursuant to Section 10.12, the Company shall be deemed to be acting reasonably in withholding its consent; provided, further, that solely with respect to an assignment of any Term Loans, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that the Administrative Agent shall be deemed to be acting reasonably in withholding its consent to a prospective assignee that is a Defaulting Lender;

(C)    the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Line Loans (whether or not then outstanding).

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee in the amount of $3,500; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of

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determining the processing and recordation fee; provided, further, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, except in accordance with the definition of “Eligible Assignee” set forth in Section 1.01 or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations

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under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Participant agrees to be subject to an agreement containing provisions substantially the same as those of Section 10.20 herein. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register analogous to the Register (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the rights and/or obligations under this Credit Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 3.01(f) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to

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include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Credit Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time JPMorgan or any other L/C Issuer assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 10.06(b), (i) such L/C Issuer may upon 30 days’ notice to the Company and the Lenders, resign as an L/C Issuer and/or (ii) JPMorgan may upon 30 days’ notice to the Company resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer (so long as such appointee agrees to act as an L/C Issuer hereunder) or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the

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resignation of JPMorgan or any other L/C Issuer as an L/C Issuer or Swing Line Lender, as the case may be. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuers hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If JPMorgan resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment and acceptance of a successor L/C Issuer or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) in the case of the appointment and acceptance of a successor L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

Section 10.07    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.08    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or

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premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.09    Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 10.10    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.11    Severability. If any provision of this Credit Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.12    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, or if any Lender is a Defaulting Lender, or if otherwise permitted under Section 10.01, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.05), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

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(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)    such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Neither the Administrative Agent nor any Lender shall have any obligation to the Company to find a replacement Lender or other such Person.

Each party hereto agrees that (i) an assignment required pursuant to this Section may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

Section 10.13    Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH OF THE PARTIES TO THIS CREDIT AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR

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FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH OF THE PARTIES TO THIS CREDIT AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.14    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 10.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Company acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and the Administrative Agent, Joint Book Runners and Lenders on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, Joint Book Runners and Lenders each are and have been acting solely as a principal and are not the financial advisor, agent or fiduciary, for the Company or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, Joint Book Runners nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, Joint Book Runners or any Lender has advised or is currently advising the Company or any of its Affiliates on other matters) and neither the Administrative Agent, Joint Book Runners nor any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, Joint Book Runners and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent, Joint Book Runners nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, Joint Book Runners and Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, Joint Book Runners and the Lenders with respect to any breach or alleged breach of agency, advisory or fiduciary duty.

Section 10.16    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and the Guarantors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

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Section 10.17    Senior Indebtedness. The Obligations shall constitute “Senior Indebtedness” as such term is defined in all debt instruments to which the Company or any Restricted Subsidiary is a party and which contains such a definition.

Section 10.18    Liability of General Partners and Other Persons. No general partner of any Restricted Subsidiary that is a partnership, joint venture or joint adventure shall have any personal liability in respect of such Restricted Subsidiary’s obligation under this Credit Agreement or the Notes by reason of his, her or its status as such general partner. In addition, no limited partner, officer, employee, director, stockholder or other holder of an ownership interest of or in the Company or any Restricted Subsidiary or any partnership, corporation or other entity which is a stockholder or other holder of an ownership interest of or in the Company or any Restricted Subsidiary shall have any personal liability in respect of such obligations by reason of his, her or its status as such limited partner, officer, employee, director, stockholder or holder.

Section 10.19    Authorization of Third Parties to Deliver Information and Discuss Affairs. The Company hereby confirms that it has authorized and directed each Person whose preparation or delivery to the Administrative Agent or the Lenders of any opinion, report or other information is a condition or covenant under this Credit Agreement (including under Article V and Article VII) to so prepare or deliver such opinions, reports or other information for the benefit of the Administrative Agent and the Lenders. The Company agrees to confirm such authorizations and directions provided for in this Section 10.19 from time to time as may be requested by the Administrative Agent.

Section 10.20    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section (other than in the case of a pledge to any Federal Reserve Bank), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (ii) any pledgee referred to in Section 10.06(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the written consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Company or any other Loan Party.

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For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Effective Date, such information is not marked “PUBLIC” or otherwise identified at the time of delivery as confidential.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Securities Laws.

Section 10.21    No Fiduciary Duty. The Company hereby acknowledges that neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Company arising out of or in connection with this Credit Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

Section 10.22    Acknowledgement and Consent to Bail-In of Certain Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any Lender under or in connection with this Credit Agreement may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)    the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is subject to the Write-Down and Conversion Powers of any Resolution Authority; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

Section 10.23    Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for

154	MSGN – A&R Credit Agreement (2019)

Secured Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[SIGNATURE PAGES FOLLOW]

155	MSGN – A&R Credit Agreement (2019)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

MSGN HOLDINGS, L.P., as the Company

By:	MSGN EDEN, LLC, as its General Partner
By:	/s/ BRET RICHTER
Name: Bret Richter Title: Executive Vice President, Chief Financial Officer and Treasurer

MSGN EDEN, LLC, as a Guarantor
By:	/s/ BRET RICHTER
Name: Bret Richter Title: Executive Vice President, Chief Financial Officer and Treasurer

REGIONAL MSGN HOLDINGS LLC, as a Guarantor
By:	/s/ BRET RICHTER
Name: Bret Richter Title: Executive Vice President, Chief Financial Officer and Treasurer

MSGN INTERACTIVE, LLC, MSGN PUBLISHING, LLC, MSGN SONGS, LLC, SPORTSCHANNEL ASSOCIATES, THE 31ST STREET COMPANY, L.L.C., as Guarantors

By:	MSGN EDEN, LLC, as the General Partner
of MSGN Holdings, L.P.
By:	/s/ BRET RICHTER
Name: Bret Richter Title: Executive Vice President, Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, N.A., as

Administrative Agent and Collateral Agent

By:	/s/ PETER B. THAUER
Name: Peter B. Thauer Title: Managing Director

JPMORGAN CHASE BANK, N.A.,

as L/C Issuer, Swing Line Lender and Lender

By:	/s/ PETER B. THAUER
Name: Peter B. Thauer Title: Managing Director

Bank of America N.A.,

as L/C Issuer and Lender

By:	/s/ LAURA OLSON
Name: Laura Olson Title: Vice President

MUFG Bank, Ltd.,

as Lender

By:	/s/ GIROLAMO PARISI
Name: Girolamo Parisi Title: Managing Director

MUFG Union Bank, N.A.,

as Lender

By:	/s/ GIROLAMO PARISI
Name: Girolamo Parisi Title: Managing Director

THE BANK OF NOVA SCOTIA,

as L/C Issuer and Lender

By:	/s/ MICHAEL GRAD
Name: Michael Grad Title: Director

Wells Fargo Bank, N.A.,

as Lender

By:	/s/ CRAIG DESOUSA
Name: Craig DeSousa Title: Senior Vice President

FIFTH THIRD BANK,

as Lender

By:	/s/ JOE ALEXANDER
Name: Joe Alexander Title: Principal

SUNTRUST BANK,

as Lender

By:	/s/ CYNTHIA W. BURTON
Name: Cynthia W. Burton Title: Director

TD Bank N.A.,

as Lender

By:	/s/ SHIVANI AGARWAL
Name: Shivani Agarwal Title: Senior Vice President

U.S. Bank National Association,

as Lender

By:	/s/ PAUL WEISSENBERGER
Name: Paul Weissenberger Title: Senior Vice President

City National Bank,

as Lender

By:	/s/ EDWIN VANDERHOOF
Name: Edwin Vanderhoof Title: SVP, Relationship Manager

GOLDMAN SACHS BANK USA,

as Lender

By:	/s/ REBECCA KRATZ
Name: Rebecca Kratz Title: Authorized Signatory

Morgan Stanley Bank, N.A.,

as Lender

By:	/s/ MICHAEL KING
Name: Michael King Title: Authorized Signatory

Citizens Bank, N.A.,

as Lender

By:	/s/ KARMYN PAUL
Name: Karmyn Paul Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS

BRANCH,

as Lender

By:	/s/ JUDITH E. SMITH
Name: Judith E. Smith Title: Authorized Signatory

By:	/s/ NICOLAS THIERRY
Name: Nicolas Thierry Title: Authorized Signatory

Crédit Industriel et Commercial, New York Branch,

as Lender

By:	/s/ BRIAN MORIARTY
Name: Brian Moriarty Title: Vice President

By:	/s/ CLIFFORD ABRAMSKY
Name: Clifford Abramsky Title: Managing Director

BankUnited, N.A.,

as Lender

By:	/s/ CHRISTINE GERULA
Name: Christine Gerula Title: SVP

TriState Capital Bank,

as Lender

By:	/s/ ELLEN FRANK
Name: Ellen Frank Title: Senior Vice President

VALLEY NATIONAL BANK,

as Lender

By:	/s/ ROBERT MCKENNA
Name: Robert McKenna Title: Vice President

WOODFOREST NATIONAL BANK,

as Lender

By:	/s/ SEAN WALKER
Name: Sean Walker Title: Senior Vice President